EXHIBIT (a)(1)

BROADCOM CORPORATION

OFFER TO AMEND OR REPLACE ELIGIBLE OPTIONS

March 21, 2007

THE OFFER AND WITHDRAWAL RIGHTS EXPIRE
AT 6:00 P.M., PACIFIC TIME, ON APRIL 20, 2007,
UNLESS THE OFFER IS EXTENDED

Broadcom Corporation (“Broadcom”) is making this offer to certain individuals to amend or replace certain outstanding stock options to purchase Broadcom Class A common stock previously granted under the following stock incentive plans (collectively, the “Plans”):

•	the 1998 Stock Incentive Plan, as amended and restated (the “1998 Plan”), or

•	the 1999 Special Stock Option Plan, as amended and restated (the “1999 Plan”).

A stock option will be subject to this offer only to the extent that option meets each of the following conditions:

(i) The option was granted under one of the Plans.

(ii) The option has a revised measurement date for financial accounting purposes as a result of the recently completed voluntary review of Broadcom’s equity award practices (the “Review”).

(iii) All or a portion of the option was unvested as of December 31, 2004.

(iv) The option is held by an individual who is, on the expiration of this offer, a current employee of Broadcom (or any Broadcom subsidiary) and subject to income taxation in the United States with respect to that option (an “Eligible Optionee”).

(iv) The option is outstanding on the expiration date of this offer.

An option that satisfies each of the foregoing conditions is designated an “Eligible Option” for purposes of this offer. If only a portion of a particular option grant meets the foregoing conditions (i.e. only a portion was unvested at December 31, 2004), then only that portion will be considered an Eligible Option, and the balance of that option will not be eligible for amendment or replacement pursuant to this offer.

Unless remedial action is taken to adjust the exercise price of an Eligible Option, the holder of that option may be subject to adverse tax consequences under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). Accordingly, Broadcom is making this offer so that each Eligible Optionee holding one or more Eligible Options will have the opportunity to amend or replace that option to the extent necessary to avoid such potential adverse taxation.

The amendment will adjust the exercise price per share currently in effect for the Eligible Option to the lower of (i) the fair market value per share of Broadcom Class A common stock on the revised measurement date applied to that option as a result of the Review and (ii) the closing selling price per share of our Class A common stock on the date on which the option is amended. The new exercise price per share will be designated the “Adjusted Exercise Price” and will become effective on the first business day following the expiration of the offer (the “Amendment Date”). No other changes will be made to the tendered Eligible Options. Accordingly, each amended Eligible Option will otherwise continue to be subject to the same vesting schedule, exercise period, option term and other terms and conditions as in effect for that option immediately prior to the amendment. The option as amended for the Adjusted Exercise Price will be designated an “Amended Option.” However, if the Adjusted Exercise Price so determined would be the same or lower than the exercise price per share currently in effect for the Eligible Option, then that option will, on the Amendment Date, instead be cancelled and immediately replaced with a new option that is exactly the same as the cancelled option, with the same exercise price per share, vesting schedule and expiration date, but with a new grant date, and that replacement option will be designated a “New Option.” The cancellation and regrant is necessary to evidence the remedial action required under Section 409A with respect to an Eligible Option whose current exercise price is not increased.

If only a portion of an outstanding option is an Eligible Option (i.e., a portion of the option was unvested as of December 31, 2004), then only that portion may be amended or replaced pursuant to this offer. The balance of that option will not be subject to this offer and will not constitute an Eligible Option for purposes of this offer. That balance (i.e., the portion that was vested as of December 31, 2004) will retain its current exercise price and should not be subject to adverse tax consequences under Section 409A of the Code.

Each Eligible Optionee whose Eligible Option is amended to increase the exercise price pursuant to this offer will become entitled to a special cash payment (the “Cash Payment”) with respect to that option. The amount of the Cash Payment payable with respect to each Eligible Option that is amended to increase the exercise price to the Adjusted Exercise Price will be determined by multiplying (i) the amount by which the Adjusted Exercise Price exceeds the exercise price per share currently in effect for that Eligible Option by (ii) the number of shares of Broadcom ’s Class A common stock purchasable under that option at the Adjusted Exercise Price. The Cash Payment will be made on the first regular payday in January 2008, but in no event later than January 31, 2008. The delay in payment of the Cash Payment is required by applicable Internal Revenue Service (“IRS”) regulations. The payment, when made, will be subject to Broadcom’s collection of all applicable withholding taxes and other amounts required to be withheld by Broadcom. The Cash Payment will be paid whether or not you continue in Broadcom’s employ through the payment date.

If you are not in the employ of Broadcom (or any Broadcom subsidiary) on the expiration date of the offer, none of your tendered Eligible Options will be amended, and you will not become entitled to any Cash Payment pursuant to this offer. The tendered options will be returned and will remain exercisable in accordance with the terms in effect for them at the time of tender, including the then current exercise price. If you take no other action to bring those options into compliance with Section 409A, you may be subject to adverse taxation under Section 409A. You will be solely responsible for any taxes, penalties or interest you may incur under Section 409A.

The offer set forth in this document (the “Offer Document”) and the related Letter of Transmittal and Stock Option Amendment and Special Cash Payment Agreement (collectively, as they may each be amended or supplemented from time to time, constitute the “Offer”) will expire on the expiration date, currently set for April 20, 2007, unless extended (the “Expiration Date”).

If you are an Eligible Optionee, you will receive promptly after the commencement of the Offer a personalized Letter of Transmittal providing the following information with respect to each Eligible Option you hold:

•	the grant date indicated for that option in the applicable option agreement or grant notice,

•	the current exercise price per share in effect for that option,

•	the number of shares subject to that option,

•	the revised measurement date for that option, and

•	the fair market value per share of Broadcom’s Class A common stock on the revised measurement date applied to that option as a result of the Review.

Subject to satisfaction of the conditions to the Offer, we currently intend to accept for amendment on the Expiration Date all Eligible Options tendered by Eligible Optionees who accept the Offer.

As of March 6, 2007, options to purchase 118,694,975 shares of our Class A common stock and 2,038,596 shares of our Class B common stock were issued and outstanding under the 1998 Plan and options to purchase 284,729 shares of Class A common stock were issued and outstanding under the 1999 Plan, including Eligible Options to purchase up to 7,817,941 shares of our Class A common stock.

We are making this Offer upon the terms and subject to the conditions set forth in this Offer Document, including the conditions described in Section 7. You are not required to accept the Offer. The Offer is not conditioned upon the acceptance of the Offer with respect to a minimum number of Eligible Options.

Although our Board of Directors has approved this Offer, neither we nor our Board of Directors will make any recommendation as to whether you should tender your Eligible Options for amendment. You must make your own decision whether to tender your Eligible Options, after taking into account your own personal circumstances and preferences. You should be aware that adverse tax consequences under Section 409A may apply to your Eligible Options if they are not amended or replaced pursuant to this Offer, and you will be solely responsible for any taxes, interest or penalties you may incur under Section 409A. For that reason, we recommend that you consult with your personal tax advisor to determine the consequences of accepting or declining the Offer.

Shares of our Class A common stock are quoted on the Nasdaq Global Select Marketsm under the symbol “BRCM.” On March 20, 2007, the last reported sale price of our Class A common stock on the Nasdaq Global Select Market was $33.56 per share. Neither the exercise price currently in effect for each Eligible Option nor the Adjusted Exercise Price for each such option is meant to reflect our view of what the trading price of our Class A common stock will be in the short-, medium- or long-term.

You should direct questions about the Offer or requests for assistance or for additional copies of this document, the related Tender Offer Statement on Schedule TO, the Letter of Transmittal or form of Stock Option Amendment and Special Cash Payment Agreement (the “Amendment Agreement”) to our Shareholder Services Department at (949) 926-6400 or tenderoffer@broadcom.com.

We have not authorized anyone to give you any information or to make any representation in connection with this Offer other than the information and representations contained in this document, the related Tender Offer Statement on Schedule TO and in the related Letter of Transmittal and Amendment Agreement. If anyone makes any representation or gives you any information that is different from the representations and information contained in this Offer Document, the related Tender Offer Statement on Schedule TO or in the related Letter of Transmittal and Amendment Agreement, you must not rely upon that representation or information as having been authorized by us. We have not authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering your Eligible Options pursuant to the Offer. You should rely only on the representations and information contained in this Offer Document, the related Tender Offer Statement on Schedule TO and in the related Letter of Transmittal and Amendment Agreement or to which we have referred you.

The Offer has not been approved or disapproved by the United States Securities and Exchange Commission (the “SEC”) or any state or foreign securities commission nor has the SEC or any state or foreign securities commission passed upon the accuracy or adequacy of the information contained in this Offer. Any representation to the contrary is a criminal offense. We recommend that you consult with your personal tax advisor to determine the tax consequences of electing to participate or not participate in the Offer.

IMPORTANT INFORMATION

If you wish to tender one or more of your Eligible Options for amendment or replacement, you must properly complete, sign and date the Letter of Transmittal in accordance with the applicable instructions for that form and mail or otherwise deliver that document and any other required documents to us at Broadcom Corporation, P.O. Box 57013, Irvine, California 92619-7013 Attn: Shareholder Services. You may also submit the documents to us by facsimile at (949) 926-8087.

As soon as administratively practicable following the Amendment Date, we will return to you a final and complete Amendment Agreement in which the Adjusted Exercise Price for each of your Amended Options and the related Cash Payment will be set forth in Schedule I to that agreement. If applicable, you will also receive at that time new documentation for any New Option granted to you in replacement of a tendered Eligible Option. The new documentation will be substantially the same as the option agreement and grant notice in effect for the cancelled option but will have a new grant date.

The key dates to remember in connection with the Offer are as follows:

The commencement date of the Offer is March 21, 2007.

The Offer will expire at 6:00 pm Pacific Time on April 20, 2007 (unless we extend the Offer).

The Eligible Options will be amended or replaced on April 23, 2007 (unless we extend the Offer).

The Cash Payment for Amended Options will become payable on the first regular payday in January 2008, but in no event later than January 31, 2008.

We are not making the Offer to, nor will we accept any tender of Eligible Options on behalf of, option holders in any jurisdiction in which the Offer or the acceptance of any option tender would not be in compliance with the laws of such jurisdiction. However, we may, at our discretion, take any actions necessary for us to legally make the Offer to option holders in any such jurisdiction.

SCHEDULE I	INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE OFFICERS OF BROADCOM CORPORATION	I-1
SCHEDULE II	BENEFICIAL OWNERSHIP OF BROADCOM SECURITIES BY BROADCOM DIRECTORS AND EXECUTIVE OFFICERS	II-1

INDEX TO SUMMARY TERM SHEET

Question	Page

WHAT OPTIONS ARE ELIGIBLE FOR AMENDMENT OR REPLACEMENT PURSUANT TO THE OFFER?	2
WHAT OTHER DEFINED TERMS ARE IMPORTANT TO UNDERSTAND THE OFFER?	2
WHY IS BROADCOM MAKING THE OFFER?	3
ARE OPTIONEES RESIDENT OUTSIDE THE UNITED STATES ELIGIBLE TO PARTICIPATE IN THE OFFER?	4
ARE BROADCOM EXECUTIVE OFFICERS AND NON-EMPLOYEE BOARD MEMBERS ELIGIBLE TO PARTICIPATE IN THE OFFER?	5
WHAT ARE THE COMPONENTS OF THE OFFER?	5
WHAT HAPPENS IF I AM NOT AN EMPLOYEE ON THE EXPIRATION DATE?	5
WHAT ARE THE TAX CONSEQUENCES OF AN OPTION SUBJECT TO CODE SECTION 409A?	5
WHAT ARE THE TAX CONSEQUENCES IF I ACCEPT THE OFFER?	6
WHAT ARE THE TAX CONSEQUENCES IF I DO NOT ACCEPT THE OFFER?	7
WHAT SECURITIES ARE SUBJECT TO THE OFFER?	7
AM I REQUIRED TO PARTICIPATE IN THE OFFER?	7
DO I HAVE TO ACCEPT THE OFFER WITH RESPECT TO ALL OF MY ELIGIBLE OPTIONS OR MAY I DECIDE TO ACCEPT THE OFFER WITH RESPECT TO ONLY A PORTION OF THE ELIGIBLE OPTION?	7
WILL THE TERMS AND CONDITIONS OF MY AMENDED OPTIONS OR NEW OPTIONS BE THE SAME AS THOSE CURRENTLY IN EFFECT FOR MY ELIGIBLE OPTIONS?	8
WHEN WILL MY ELIGIBLE OPTION BE AMENDED OR REPLACED?	8
WHAT HAPPENS IF THE FAIR MARKET VALUE PER SHARE OF BROADCOM CLASS A COMMON STOCK ON THE AMENDMENT DATE IS LESS THAN THE FAIR MARKET VALUE PER SHARE OF SUCH COMMON STOCK ON THE REVISED MEASUREMENT DATE FOR THE ELIGIBLE OPTION?	8
WHEN CAN I EXERCISE MY AMENDED OPTIONS OR NEW OPTIONS?	8
WHAT IF I EXERCISE MY ELIGIBLE OPTIONS AFTER I ACCEPT THE OFFER BUT BEFORE AMENDMENT OR REPLACEMENT?	9
WILL MY AMENDED OPTIONS OR NEW OPTIONS BE INCENTIVE STOCK OPTIONS OR NON-STATUTORY OPTIONS?	9
WHEN MAY I EXERCISE THE PORTION OF MY OPTIONS THAT WAS VESTED AS OF DECEMBER 31, 2004?	9
HOW WILL MY CASH PAYMENT BE TAXED?	9
WHAT ARE THE CONDITIONS TO THE OFFER?	9
WHEN DOES THE OFFER EXPIRE? CAN THE OFFER BE EXTENDED, AND IF SO, HOW WILL I BE NOTIFIED IF IT IS EXTENDED?	10
HOW AND WHEN DO I TENDER MY ELIGIBLE OPTIONS?	10
DURING WHAT PERIOD OF TIME MAY I WITHDRAW MY PREVIOUSLY TENDERED OPTIONS?	10
WHAT DOES BROADCOM THINK OF THE OFFER?	10
WHAT ARE SOME OF THE KEY DATES TO REMEMBER?	11
WHO CAN I TALK TO IF I HAVE QUESTIONS ABOUT THE OFFER?	11

SUMMARY TERM SHEET

The following are answers to some of the questions that you may have about the Offer. We urge you to read carefully the remainder of this document and the accompanying Letter of Transmittal and Stock Option Amendment and Special Cash Payment Agreement (which when taken together, as they may each be amended or supplemented from time to time, constitute the “Offer”). The information in this summary and in the introductory pages preceding this summary is not complete and may not contain all of the information that is important to you. Additional important information is contained in the remainder of this document and in the accompanying Letter of Transmittal and Stock Option Amendment and Special Cash Payment Agreement (the “Amendment Agreement”). We have included page references to the relevant sections of the document where you can find a more complete description of the topics addressed in this summary term sheet.

WHAT OPTIONS ARE ELIGIBLE FOR AMENDMENT OR REPLACEMENT PURSUANT TO THE OFFER?

Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) provides that an option granted with a below-market exercise price, to the extent it was not vested as of December 31, 2004, will be subject to adverse income taxation (as described below), unless that option is brought into compliance with Section 409A prior to exercise. Based upon the results of our recently completed voluntary review of our equity award practices (the “Review”), the Audit Committee of our Board of Directors concluded that the accounting measurement dates for most of the stock option grants awarded between June 1998 and May 2003 differed from the measurement dates previously used for such awards. As a result, revised measurement dates were applied to the affected option grants. While the term “measurement date” is defined for accounting purposes, there is no definition for “grant date” under Section 409A. As a result, it is unclear whether the revised measurement dates will be considered the grant dates of the affected options for purposes of Section 409A. If they are, some of those affected options may also be deemed to be below-market options under Section 409A, to the extent that they remained unvested on December 31, 2004. Broadcom has decided to offer eligible persons holding options that are potentially subject to Section 409A the opportunity to amend or replace each such option to avoid potential adverse taxation under Section 409A.

An outstanding option to purchase shares of Broadcom Class A common stock will be eligible for amendment or replacement pursuant to the Offer if that option meets each of the following conditions:

(i)	The option was granted under one of the following Broadcom stock incentive plans (the “Plans”):

•	the 1998 Stock Incentive Plan, as amended and restated (the “1998 Plan”), or

•	the 1999 Special Stock Option Plan, as amended and restated (the “1999 Plan”).

(ii)	The option has a revised measurement date for financial accounting purposes as a result of the Review.

(iii) All or a portion of the option was unvested as of December 31, 2004.

(iv) The option is held by an individual who is, on the expiration of this offer, an Eligible Optionee.

(iv) The option is outstanding on the expiration date of this Offer.

An option that meets each of the foregoing conditions will constitute an “Eligible Option” for purposes of the Offer. If only a portion of a particular option grant meets those conditions (i.e. only a portion was unvested at December 31, 2004), then only that portion will be considered an Eligible Option, and the balance of that option will not be eligible for amendment pursuant to this Offer. (Page 13)

WHAT OTHER DEFINED TERMS ARE IMPORTANT TO UNDERSTAND THE OFFER?

For purposes of this Offer, you should also be familiar with the following additional definitions.

“Adjusted Exercise Price” is the new exercise price per share that will be in effect for any tendered Eligible Option that is amended pursuant to the Offer and will be equal to the lower of (i) the fair market value per share of Broadcom’s Class A common stock on the revised measurement date applied to that option as a result of the Review, and (ii) the closing selling price per share of our Class A common stock on the date on which the option is amended. However, if the Adjusted Exercise Price so determined would be the same or lower than the exercise price per share currently in effect for the Eligible Option, then that option will, on the Amendment Date, instead be cancelled and immediately replaced with a New Option that is exactly the same as the cancelled option, with the same exercise price per share, vesting schedule and expiration date, but with a new grant date.

Accordingly, the exercise price for a tendered Eligible Option that we amend or replace pursuant to the Offer will fall within one of the three following categories:

(i) Full Increase:  increased to the fair market value per share of Broadcom’s Class A common stock on the revised measurement date for that option;

(ii) Partial Increase:  increased to the closing selling price per share of our Class A common stock on the date such option is amended if such price is lower than the fair market value per share of Broadcom’s Class A common stock on the revised measurement date; or

(iii) No Increase:  retained at the same exercise price per share for any New Option issued in replacement of that option.

“Amended Option” will mean an Eligible Option that has been amended pursuant to the Offer to increase the exercise price per share for the Class A common stock purchasable under that option to the Adjusted Exercise Price determined for such option.

“Amendment Agreement” will mean the Stock Option Amendment and Special Cash Payment Agreement that will document the Adjusted Exercise Price for each of your Amended Options and set forth the terms of the Cash Payment payable with respect to those Amended Options.

“Amendment Date” will mean the date on which each Eligible Option is amended to increase the exercise price of that option to the Adjusted Exercise Price and will be April 23, 2007 or, if the Offer is extended, the first business day following the extended expiration date of the Offer.

“Cash Payment” is the special cash payment to which each Eligible Optionee will become entitled if the current exercise price of one or more of his or her Eligible Options is increased pursuant to the Offer.

“Eligible Optionee” is each person who is, on the expiration date of the Offer, a current employee of Broadcom (or any Broadcom subsidiary) and subject to income taxation in the United States with respect to his or her tendered Eligible Options.

“Fair market value” per share of Broadcom Class A common stock on any relevant date will be deemed to be equal to the closing selling price per share of such stock on that date on the Nasdaq Global Select Market.

“Letter of Transmittal” is the form that the Eligible Optionee must use to notify Broadcom as to the particular Eligible Options he or she has elected to tender for amendment or replacement pursuant to the terms of the Offer.

“New Option” will mean the option granted on the Amendment Date in replacement of a tendered Eligible Option with a current exercise price per share at or above the Adjusted Exercise Price determined for that option. The New Option will be exactly the same as the cancelled option, with the same exercise price per share, vesting schedule and expiration date, but will have a new grant date. The New Option will be evidenced by a new option agreement and grant notice that replaces the option documentation in effect for the cancelled option.

WHY IS BROADCOM MAKING THE OFFER?

We are making this Offer to amend or replace the Eligible Options because of potential adverse tax consequences that may apply to holders of those options. Section 409A of the Code provides that an option granted with a below-market exercise price, to the extent unvested as of December 31, 2004, will be subject to adverse income taxation unless the option is first brought into compliance with Section 409A. Broadcom has decided to provide Eligible Optionees with the opportunity to bring the Eligible Options into compliance either by amending the exercise price per share to the Adjusted Exercise Price determined for each option or by replacing that option with a New Option.

The following chart provides information concerning the grant date indicated for each Eligible Option in the applicable option agreement or grant notice and the exercise price per share currently in effect for that option. The individualized Letter of Transmittal that will be sent to you promptly after the commencement of the Offer will also set forth the revised measurement date for each Eligible Option you hold, the fair market value per share of our Class A common stock on that date, and the number of shares of Class A common stock subject to each of your Eligible Options.

Current Exercise
Indicated Grant Date	Price per Share(1)

11/03/1998	$13.6355
05/26/2000	78.9167
04/06/2001	15.7200
06/24/2001	22.4533
10/01/2001	12.5133
10/19/2001	19.5000
11/02/2001	25.2333
12/24/2001	26.5000
02/22/2002	22.0467
07/03/2002	10.4933
08/05/2002	10.4933
10/04/2002	6.7393
10/18/2002	7.0867
11/08/2002	8.0267
12/27/2002	10.6133
02/14/2003	9.2867
03/03/2003	9.3733
03/28/2003	8.5867
05/19/2003	13.3333
05/29/2003(2)	8.7200
11.7667
12.5667

(1)	Reflects the option exercise price per share, as adjusted to reflect all stock splits of or dividends on Broadcom Class A common stock effected after the grant date for the Eligible Option.

(2)	The option grants on the indicated date were intentionally granted at various below-market exercise prices pursuant to the provisions of the 1999 Plan authorizing such below-market grants.

ARE OPTIONEES RESIDENT OUTSIDE THE UNITED STATES ELIGIBLE TO PARTICIPATE IN THE OFFER?

Yes. If you are a current employee of Broadcom (or any Broadcom subsidiary) holding an Eligible Option and subject to taxation in the United States with respect to that option, you are eligible to participate in the Offer even if you are not currently residing in the United States.

ARE BROADCOM EXECUTIVE OFFICERS AND NON-EMPLOYEE BOARD MEMBERS ELIGIBLE TO PARTICIPATE IN THE OFFER?

None of our executive officers hold Eligible Options.

David A. Dull, Senior Vice President, Business Affairs, General Counsel and Secretary; Bruce E. Kiddoo, Vice President, Corporate Controller and Acting Chief Financial Officer; and Thomas F. Lagatta, Senior Vice President, Worldwide Sales, each hold stock options under the 1998 Plan that would have been Eligible Options but for the fact that the exercise prices for those options were amended on terms similar to the terms of this Offer on December 29, 2006. Internal Revenue Service (“IRS”) regulations required that options granted to executive officers be so amended prior to January 1, 2007. (Page 33)

No member of the Broadcom Board of Directors holds an Eligible Option. (Page 33)

WHAT ARE THE COMPONENTS OF THE OFFER?

If an Eligible Option is amended pursuant to the Offer, the exercise price of that option will be increased to the lower of (i) the fair market value per share on the revised measurement date applied to that option and (ii) the closing selling price per share of Broadcom Class A common stock on the Amendment Date. The amendment of your exercise price to the Adjusted Exercise Price should avoid the potential taxation of that option under Section 409A. In addition, each Eligible Optionee whose Eligible Options are so amended will become entitled to a special cash payment from Broadcom (the “Cash Payment”). The amount of the Cash Payment payable with respect to each Amended Option will be determined by multiplying (i) the amount by which the Adjusted Exercise Price per share exceeds the exercise price per share currently in effect for that Eligible Option by (ii) the number of shares of our Class A common stock purchasable under that option at the Adjusted Exercise Price. The Cash Payment will be made on the first regular payday in January 2008, but in no event later than January 31, 2008. The delay in payment is required by applicable IRS regulations. The payment when made will be subject to Broadcom’s collection of all applicable withholding taxes. The Cash Payment will be paid whether or not you continue in Broadcom’s employ through the payment date. (Page 16)

However, if the Adjusted Exercise Price determined for any tendered Eligible Option would be the same or lower than the exercise price per share currently in effect for that option, then that option will, on the Amendment Date, instead be cancelled and immediately replaced with a New Option that is exactly the same as the cancelled option, with the same exercise price per share, vesting schedule and expiration date, but with a new grant date. The cancellation and regrant is necessary to evidence the remedial action required under Section 409A with respect to an Eligible Option whose current exercise price is not increased. (Page 17)

WHAT HAPPENS IF I AM NOT AN EMPLOYEE ON THE EXPIRATION DATE?

If you are not an employee of Broadcom (or any Broadcom subsidiary) on the expiration date of the Offer, none of your tendered Eligible Options will be amended, and you will not be entitled to any Cash Payment with respect to those options. The tendered options will be returned and will remain exercisable in accordance with the terms in effect for them at the time of tender, including the current exercise price per share. If you take no other action to bring those options into compliance with Section 409A, then you may be subject to adverse taxation in the manner discussed below. You will be solely responsible for any taxes, penalties or interest you may incur under Section 409A. (Page 17)

WHAT ARE THE TAX CONSEQUENCES OF AN OPTION SUBJECT TO CODE SECTION 409A?

Section 409A was added to the Code by the American Jobs Creation Act of 2004. The U.S. Treasury Department and IRS have to date provided guidance and issued proposed regulations with respect to certain items of compensation under Section 409A. That guidance and the proposed regulations indicate that a stock option granted with an exercise price per share below the fair market value of the underlying shares on the grant date will, to the extent that option was not vested as of December 31, 2004, be subject to the adverse tax consequences of Section 409A. Unless remedial action is taken to bring that option into compliance before it is exercised, we believe, on the basis of our current understanding and interpretation of the applicable guidance and proposed regulations, that such an option will trigger adverse U.S. federal tax consequences under Section 409A as indicated below, although it is not entirely clear at present how that option will actually be taxed under Section 409A.

Taxation in Year of Vesting.  To the extent a Section 409A-covered option vested as to one or more shares during 2005 and was not exercised for those shares in that year, the optionee would recognize taxable income for that year in an amount equal to the fair market value of those shares on December 31, 2005 less the exercise price payable for those shares. The optionee would have to report that income in an amended tax return filed for the 2005 taxable year. To the extent the options vested as to one or more shares during 2006 and was not exercised for those shares in that year, the optionee would recognize taxable income equal to the fair market value of those shares on December 31, 2006 less the aggregate exercise price payable for the shares, and Broadcom would have to collect the applicable withholding taxes on that income. Taxation would occur in this manner even though the options remain unexercised.

Tax Penalty.  In addition to normal income taxes payable on the spread in effect under an affected option on the applicable December 31, 2005 or December 31, 2006 tax measurement date, an optionee would also be subject to an additional tax penalty equal to 20% of that spread.

Note:  Certain states, including California, have adopted provisions similar to Section 409A under their tax laws, and for optionees subject to income taxation in such states, the total penalty tax could be up to 40% (a 20% federal penalty tax and up to a 20% state penalty tax).

Continued Taxation.  The optionee would be subject to additional income taxation, penalty taxes and withholding taxes on any subsequent increases to the year-end value of the vested option shares. Such taxation will continue until the options are exercised. For the option shares that vested in 2005 and remained unexercised at the end of 2006, the additional income subject to such taxation would be based on the amount by which the fair market value per share of Broadcom’s Class A common stock on December 31, 2006 exceeded the December 31, 2005 fair market value.

Note:  The IRS has not yet provided any guidance as to how the additional taxable income is to be measured over the period the options remain outstanding after 2006.

Interest Penalty.  The optionee would also be subject to interest penalties for failure to pay on a timely basis the taxes attributable to the vesting of the options in 2005. The optionee may incur additional interest penalties if he or she does not pay on a timely basis the taxes attributable to the Section 409A income for the 2006 taxable year.

An example illustrating the applicable tax consequences may be found on Pages 19-20 of this document.

If you exercise an Eligible Option in 2007 without first bringing that option into compliance with Section 409A, it is possible that the 20% penalty tax under Section 409A with respect to that exercised option may be based solely on the amount by which the fair market value of the purchased shares at the time of exercise exceeds the current exercise price, and the interest penalties may be based on the spread (the excess of the fair market value per share over the exercise price) that existed on the vested option shares at the close of the 2005 and 2006 calendar years. However, the applicable IRS guidance to date is not entirely clear on this point.

WHAT ARE THE TAX CONSEQUENCES IF I ACCEPT THE OFFER?

If you tender your Eligible Options, you will not recognize any taxable income for U.S. federal income tax purposes at the time of the tender or at the time your Eligible Options are amended to adjust the exercise price or replaced with a New Option. However, you will continue to recognize taxable income upon exercise of an Amended or New Option.

By amending the exercise prices of your Eligible Options to the applicable Adjusted Exercise Price or replacing those options with New Options, you will also avoid potential adverse taxation of those options under Section 409A. Accordingly, as your Amended Options or New Options vest in one or more installments, you will not recognize taxable income with respect to the option shares that vest each year, and you will not be subject to any 20% penalty tax or any interest penalty under Code Section 409A. You will only be taxed with respect to your Amended Options or New Options when you exercise those options. However, you will recognize taxable income when you receive the Cash Payment made with respect to your Amended Options. (Page 36)

If you are subject to the tax laws of other jurisdictions in addition to the United States, there may be additional consequences of participation in the Offer. We will distribute short summaries of some of those consequences with respect to some of the countries where Eligible Optionees are located. If you are subject to the tax laws of jurisdictions outside the United States, you should also review the summary applicable to such foreign jurisdictions.

All Eligible Optionees, including those who are subject to taxation in foreign jurisdictions, should consult with their personal tax advisors as to the tax consequences of accepting or declining the Offer.

WHAT ARE THE TAX CONSEQUENCES IF I DO NOT ACCEPT THE OFFER?

If you choose not to tender your Eligible Options and take no other action to bring those options into compliance with Section 409A, you may be subject to the adverse taxation under Section 409A in the manner discussed above. You will be solely responsible for any taxes, penalties or interest you may incur under Section 409A. An example illustrating the applicable tax consequences may be found on Pages 19-20 of this document.

WHAT SECURITIES ARE SUBJECT TO THE OFFER?

The Offer covers only Eligible Options. Promptly after the commencement of the Offer we will mail to you a personalized Letter of Transmittal that summarizes the Eligible Options that you currently hold, including information relating to the number of shares subject to each Eligible Option, the current exercise price per share in effect for that option, the revised measurement date applied to each Eligible Option you hold and the fair market value per share of Broadcom Class A common stock on that revised measurement date. (Page 13)

AM I REQUIRED TO PARTICIPATE IN THE OFFER?

No. Participation in the Offer is voluntary. You may choose either to tender your Eligible Options for amendment or replacement pursuant to the Offer or to retain the current exercise prices for those options and seek another alternative to bring those options into compliance with Section 409A. If you wish to accept the Offer, you must submit a properly completed and timely Letter of Transmittal for your tendered Eligible Options. (Page 21)

If you choose not to tender your Eligible Options and take no other action to bring those options into compliance with Section 409A, you may be subject to adverse taxation under Section 409A. You will be solely responsible for any taxes, penalties or interest payable under Section 409A. (Page 21)

DO I HAVE TO ACCEPT THE OFFER WITH RESPECT TO ALL OF MY ELIGIBLE OPTIONS OR MAY I DECIDE TO ACCEPT THE OFFER WITH RESPECT TO ONLY A PORTION OF THE ELIGIBLE OPTION?

If you wish to tender a particular Eligible Option pursuant to this Offer, you must tender all of that option for amendment or replacement. If you hold more than one Eligible Option, you may elect to tender one or more of those options and retain the balance. Please remember that not all of a particular outstanding option grant may be an Eligible Option. Only the portion of that grant that was not vested as of December 31, 2004 constitutes an Eligible Option. (Page 21)

WILL THE TERMS AND CONDITIONS OF MY AMENDED OPTIONS OR NEW OPTIONS BE THE SAME AS THOSE CURRENTLY IN EFFECT FOR MY ELIGIBLE OPTIONS?

Except for the adjustment to the exercise price per share, each Eligible Option that is amended pursuant to this Offer will continue to remain subject to the same terms and conditions as in effect for such option immediately prior to the amendment. Accordingly, each Amended Option will vest in accordance with the same vesting schedule measured from the same vesting commencement date and will have the same exercise period, option term and other conditions currently in effect for that option. (Page 27; Page 30)

Each New Option granted pursuant to this Offer will be exactly the same as the tendered Eligible Option it replaces, with the same exercise price per share, vesting schedule and expiration date, but with a new grant date. (Page 27; Page 31)

WHEN WILL MY ELIGIBLE OPTION BE AMENDED OR REPLACED?

The exercise price for each Eligible Option tendered pursuant to this Offer will be amended to the applicable Adjusted Exercise Price on April 23, 2007, or if the Offer is extended, the first business day following the extended expiration date. The date the exercise price for an Eligible Option is increased to the applicable Adjusted Exercise Price will constitute the Amendment Date, and each Eligible Option that is so amended will be designated an Amended Option. However, tendered Eligible Options with current exercise prices at or above the Adjusted Exercise Price determined for that option will be cancelled at that time and immediately replaced with a new option that is exactly the same as the cancelled option, with the same exercise price per share, vesting schedule and expiration date, but with a new grant date. That replacement option will be designated a New Option.

As soon as administratively practicable after the Amendment Date, we will deliver to you a final and complete Amendment Agreement that will reflect the adjustment to the exercise price of each of your Amended Options and Broadcom’s unconditional obligation to pay you in January 2008 the Cash Payment calculated for each Amended Option. If applicable, you will also receive at that time a new option agreement and grant notice for any New Option granted in replacement of a tendered Eligible Option. (Page 23)

WHAT HAPPENS IF THE FAIR MARKET VALUE PER SHARE OF BROADCOM CLASS A COMMON STOCK ON THE AMENDMENT DATE IS LESS THAN THE FAIR MARKET VALUE PER SHARE OF SUCH COMMON STOCK ON THE REVISED MEASUREMENT DATE FOR THE ELIGIBLE OPTION?

If the fair market value per share of Broadcom’s Class A common stock on the Amendment Date is less than the fair market value per share of such Class A common stock on the revised measurement date applied to he Eligible Option, the Adjusted Exercise Price for that option will be set at the fair market value per share of Broadcom Class A common stock on the Amendment Date (i.e., the current fair market value, not your original exercise price). However, if that Adjusted Exercise Price would be the same or lower than the exercise price per share currently in effect for the Eligible Option, that option will, on the Amendment Date, instead be cancelled and immediately replaced with a New Option with the same exercise price as the cancelled option. (Page 16)

WHEN CAN I EXERCISE MY AMENDED OPTIONS OR NEW OPTIONS?

You may exercise an Amended Option at any time following the Amendment Date and prior to its termination. You may exercise a New Option at any time after its grant and prior to termination. However, an Amended Option or a New Option may not be exercised for more than the number of shares for which it is at the time exercisable. (Page 27; Page 30)

WHAT IF I EXERCISE MY ELIGIBLE OPTIONS AFTER I ACCEPT THE OFFER BUT BEFORE AMENDMENT OR REPLACEMENT?

If you choose to exercise your Eligible Options prior to the Amendment Date, assuming such exercise complies with the existing terms of your Eligible Options and Broadcom’s insider trading policy, any election you have made to accept the Offer as to the exercised options will be null and void. Consequently, you may incur adverse tax consequences under Section 409A with respect to any Eligible Options you exercise prior to the Amendment Date. You will be solely responsible for any taxes, penalties or interest payable under Section 409A.

WILL MY AMENDED OPTIONS OR NEW OPTIONS BE INCENTIVE STOCK OPTIONS OR
NON-STATUTORY OPTIONS?

Because your Eligible Options may be deemed to be below-market options, Broadcom will treat them as non-statutory options for U.S. federal income purposes, and they will remain non-statutory options after the amendment to the applicable exercise prices pursuant to this Offer. Therefore, when you subsequently exercise your Amended Options, you will recognize immediate taxable income equal to the excess of (i) the fair market value of the purchased shares at the time of exercise over (ii) the Adjusted Exercise Price paid for those shares, and Broadcom must collect the applicable withholding taxes with respect to such income. All New Options will also be taxable as non-statutory options. (Page 36)

If you are subject to the tax laws of other jurisdictions in addition to the United States, there may be additional or different tax consequences in that jurisdiction in connection with the exercise of your options. We will distribute short summaries of some of those consequences with respect to the countries where Eligible Optionees are located. If you are subject to the tax laws of jurisdictions outside the United States, you should also review the summary applicable to such foreign jurisdictions.

WHEN MAY I EXERCISE THE PORTION OF MY OPTIONS THAT WAS VESTED AS OF DECEMBER 31, 2004?

You may exercise the portion of each of your options that were vested as of December 31, 2004 at any time prior to the termination or expiration of that option. Such portion is not subject to the Offer and will not be subject to adverse taxation under Section 409A. (Page 18)

HOW WILL MY CASH PAYMENT BE TAXED?

You will be taxed upon receipt of the Cash Payment. The payment will constitute wages for tax withholding purposes. Accordingly, Broadcom must withhold all applicable U.S. federal, state and local income and employment withholding taxes as well as all applicable foreign taxes and payments required to be withheld with respect to such payment. In addition, if you participate in our 1998 Employee Stock Purchase Plan (the “ESPP”) and/or 401(k) plan, deductions will be made from the payment at your applicable rate(s) for those plans. You will receive only the portion of the payment remaining after all those taxes and payments have been withheld and any applicable deductions made under the ESPP and 401(k) plan. (Page 36)

If your Eligible Options are not amended pursuant to the Offer, you will not receive a Cash Payment with respect to those options. No Cash Payment will be paid with respect to a New Option because the exercise price for that option will be the same as the exercise price in effect for the tendered Eligible Option it replaces. (Page 17)

WHAT ARE THE CONDITIONS TO THE OFFER?

The Offer is subject to a number of conditions, including the conditions described in Section 7. The Offer is not conditioned upon the tender of a minimum number of Eligible Options for amendment. (Page 24)

WHEN DOES THE OFFER EXPIRE? CAN THE OFFER BE EXTENDED, AND IF SO, HOW WILL I BE NOTIFIED IF IT IS EXTENDED?

The Offer will expire on April 20 2007, at 6:00 p.m. Pacific Time, unless we extend the Offer.

Although we do not currently intend to do so, we may, in our discretion, extend the Offer at any time. If the Offer is extended, we will send you an email or other communication informing you of the extension no later than 9:00 a.m. Eastern Time on the business day immediately following the previously scheduled expiration of the Offer period. (Page 18; Page 37)

HOW AND WHEN DO I TENDER MY ELIGIBLE OPTIONS?

To tender one or more of your Eligible Options for amendment or replacement pursuant to the Offer, you must properly complete, duly execute and date your Letter of Transmittal and deliver it to Broadcom Corporation, P.O. Box 57013, Irvine, California 92619-7013 Attn: Shareholder Services, either by mail, courier, hand delivery or facsimile ((949) 926-8087). We must receive your completed Letter of Transmittal before 6:00 p.m. Pacific Time on April 20, 2007. If we extend the Offer beyond that time, you must deliver your completed and executed Letter of Transmittal before the extended expiration date of the Offer. (Page 21)

We will not accept delivery of any Letter of Transmittal after expiration of the Offer. If we do not receive a properly completed and duly executed Letter of Transmittal from you prior to the expiration of the Offer, we will not accept your Eligible Options for amendment or replacement. Those options will not be amended or replaced pursuant to this Offer, and no Cash Payment will be paid with respect to those options.

We reserve the right to reject any or all tenders of Eligible Options that we determine are not in appropriate form or that we determine are unlawful to accept. Otherwise, we intend to accept all properly and timely tendered Eligible Options that are not validly and timely withdrawn. Subject to our rights to extend, terminate and amend the Offer and to reject any tender of options under the conditions summarized in Section 4 below, we currently expect that we will accept all properly tendered Eligible Options upon the expiration of the Offer, and we will amend or replace those options on the next business day thereafter. (Page 22)

DURING WHAT PERIOD OF TIME MAY I WITHDRAW MY PREVIOUSLY TENDERED OPTIONS?

You may withdraw your tendered Eligible Options at any time before 6:00 p.m. Pacific Time on April 20, 2007. If we extend the Offer beyond that time, you may withdraw your tendered Eligible Options at any time until the extended expiration date of the Offer. To withdraw your tendered options, you must send to us at P. O. Box 57013, Irvine, California 92619-7013, Attn: Shareholder Services or by facsimile to (949) 926-8087, a properly completed and executed Withdrawal Form, with the required information while you still have the right to withdraw those options. Once you have withdrawn your Eligible Options, you may re-tender those options pursuant to this Offer only if you again comply with the tender procedures, as described in this document and the Letter of Transmittal, prior to the expiration of the Offer. (Page 23)

WHAT DOES BROADCOM THINK OF THE OFFER?

Although the Broadcom Board of Directors has approved the Offer, neither Broadcom nor the Board of Directors makes any recommendation as to whether you should tender or refrain from tendering your Eligible Options for amendment or replacement. You must make your own decision whether to tender your Eligible Options, after taking into account your own personal circumstances and preferences. Broadcom recommends that you consult with your personal tax advisor when deciding whether or not you should tender your Eligible Options. (Page 36)

None of the members of our Board of Directors or other executive officers hold Eligible Options. (Page 33)

WHAT ARE SOME OF THE KEY DATES TO REMEMBER?

The commencement date of the Offer is March 21, 2007.

The Offer will expire at 6:00 pm Pacific Time on April 20, 2007 (unless we extend the Offer).

The Eligible Options will be amended or replaced on April 23, 2007 (unless we extend the Offer).

The Cash Payment for Amended Options will become payable on the first regular payday in January 2008, but in no event later than January 31, 2008.

WHO CAN I TALK TO IF I HAVE QUESTIONS ABOUT THE OFFER?

For additional information or assistance, you should contact Shareholder Services at (949) 926-6400 or tenderoffer@broadcom.com.

CERTAIN RISKS RELATED TO PARTICIPATING IN THE OFFER

Participating in the Offer involves risks discussed in this Offer and described below. In addition, information concerning risk factors included in our Annual Report on Form 10-K for the year ended December 31, 2006 is incorporated by reference herein and may be inspected at, and copies may be obtained from, the places and in the manner described in Section 18 “Additional Information.” You should carefully consider these risks and are encouraged to consult your investment, tax and legal advisors before deciding to participate in the Offer.

Tax-Related Risks.

The Internal Revenue Service Could Change the Expected Section 409A Tax Consequences.  As described above and in Section 2 below, based on the current guidance and proposed regulations under Section 409A, your Eligible Options may be subject to adverse tax consequences under Section 409A, unless they are brought into compliance with Section 409A before the earlier of December 31, 2007 or the date of any exercise of those options. We believe that we have complied in good faith with the current guidance and proposed regulations under Section 409A in structuring the Offer in a manner that will provide you with the opportunity to avoid the taxation of your Eligible Options under Section 409A. However, you should be aware that the IRS has not yet issued final regulations under Section 409A. Such final regulations could be different from the current guidance. There is a possibility that final regulations may provide relief with respect to certain Eligible Options so that those options would not be subject to adverse tax consequences under Section 409A. We cannot guarantee the effect of any future IRS guidance.

Tax-related Risks for Residents of Multiple Countries.  If you are subject to the tax laws in more than one jurisdiction, you should be aware that tax consequences in more than one country may apply to you as a result of your participation in the Offer. You should be certain to consult your personal tax advisor to discuss these consequences. We will distribute short summaries of some of those consequences with respect to the countries where Eligible Optionees are located. If you are subject to the tax laws of jurisdictions outside the United States, you should also review the summary applicable to such foreign jurisdictions.

State and Local Taxes.  The discussion in Section 2 and Section 15 of the Offer describes the material U.S. federal income tax consequences if you participate in the Offer or if you elect not to participate. State and local laws may provide different tax treatment. In addition, certain states, including California, have adopted provisions similar to Section 409A. If you are subject to income taxation in those states, you may incur additional taxes, interest and penalties under such provisions if you do not bring your Eligible Options into compliance.

All option holders should consult with their personal tax advisors as to the tax consequences of their participation in the Offer.

Procedural Risks.

You are responsible for making sure that your Letter of Transmittal or any subsequent Withdrawal Form is received by us prior to the expiration time. We intend to confirm the receipt of your Letter of Transmittal or any subsequent Withdrawal Form within two business days after receipt. If you have not received a confirmation, you should confirm that we have received your submissions by contacting Shareholder Services at (949) 926-6400 or tenderoffer@broadcom.com. If we do not have a record of receipt of your submissions, we may request that you show us evidence of those submissions or submit additional copies thereof. We recommend that you keep a copy of your submissions and proof of mailing or other transmittal in case we ask you for evidence of timely submission.

THE OFFER

1.	ELIGIBLE OPTIONEES; ELIGIBILE OPTIONS; AMENDMENT OF ELIGIBLE OPTIONS AND CASH PAYMENT; NEW OPTIONS; EXPIRATION DATE; ADDITIONAL CONSIDERATIONS.

Section 409A of the Internal Revenue Code (the “Code”) provides that a holder of an option granted with a below-market exercise price, to the extent it was not vested as of December 31, 2004, will be subject to adverse income taxation (as described below), unless that option is brought into compliance with Section 409A prior to exercise. Based upon the results of the recently completed voluntary review of our equity award practices (the “Review”), the Audit Committee of our Board of Directors concluded that the accounting measurement dates for most of the stock option grants awarded between June 1998 and May 2003 differed from the measurement dates previously used for such awards. As a result, revised measurement dates were applied to the affected option grants. While the term “measurement date” is defined for accounting purposes, there is no definition for “grant date” under Section 409A. As a result, it is unclear whether the revised measurement dates will be considered the grant dates of the affected options for purposes of Section 409A. If they are, some of those affected options may also be deemed for tax purposes to be below-market options under Section 409A, to the extent that they remained unvested on December 31, 2004. Broadcom Corporation (“Broadcom”) has decided to offer Eligible Optionees holding Eligible Options the opportunity to amend or replace each such option and thereby avoid potential taxation of that option under Section 409A.

Eligible Options

An outstanding option to purchase shares of Broadcom Class A common stock will be eligible for amendment or replacement pursuant to the Offer if that option meets each of the following conditions:

(i) The option was granted under one of the following Broadcom stock incentive plans (the “Plans”):

•	the 1998 Stock Incentive Plan, as amended and restated (the “1998 Plan”), or

•	the 1999 Special Stock Option Plan, as amended and restated (the “1999 Plan”).

(ii)	The option has a revised measurement date for financial accounting purposes as a result of the Review.

(iii) All or a portion of the option was unvested as of December 31, 2004.

(iv) The option is held by an individual who is, on the expiration of this offer, an Eligible Optionee.

(iv) The option is outstanding on the expiration date of the Offer.

An option that meets each of the foregoing conditions will constitute an “Eligible Option” for purposes of the Offer. If only a portion of a particular option grant meets those conditions (i.e., only a portion was unvested at December 31, 2004), only that portion will be considered an Eligible Option, and the balance of that option will not be eligible for amendment pursuant to the Offer.

The following chart provides information concerning the grant date indicated in the option agreement or grant notice for each Eligible Option subject to the Offer and the exercise price per share currently in effect for that option. The individualized Letter of Transmittal that will be sent to you promptly after the commencement of the Offer also sets forth the revised measurement date for each Eligible Option, the fair market value per share of our Class A common stock on that date and the number of shares of Class A common stock subject to each Eligible Option.

Current Exercise
Indicated Grant Date	Price per Share(1)

11/03/1998	$13.6355
05/26/2000	78.9167
04/06/2001	15.7200
06/24/2001	22.4533
10/01/2001	12.5133
10/19/2001	19.5000
11/02/2001	25.2333
12/24/2001	26.5000
02/22/2002	22.0467
07/03/2002	10.4933
08/05/2002	10.4933
10/04/2002	6.7393
10/18/2002	7.0867
11/08/2002	8.0267
12/27/2002	10.6133
02/14/2003	9.2867
03/03/2003	9.3733
03/28/2003	8.5867
05/19/2003	13.3333
5/29/2003(2)	8.7200
11.7667
12.5667

(1)	Reflects the option exercise price per share, as adjusted to reflect all stock splits of or dividends on Broadcom Class A common stock effected after the grant date for the Eligible Option.

(2)	The option grants on the indicated date were intentionally granted at various below-market exercise prices pursuant to the provisions of the 1999 Plan authorizing such below-market grants.

Additional Definitions

You should be familiar with the following additional definitions that are important to the understanding of the terms of the Offer.

“Adjusted Exercise Price” is the new exercise price per share that will be in effect for any tendered Eligible Option that is amended pursuant to the Offer and will be equal to the lower of (i) the fair market value per share of Broadcom Class A common stock on the revised measurement date applied to that option as a result of the Review, and (ii) the closing selling price per share of such Class A common stock on the date on which the option is amended. However, if the Adjusted Exercise Price so determined would be the same or lower than the exercise price per share currently in effect for the Eligible Option, then that option will, on the Amendment Date, instead be cancelled and immediately replaced with a new option that is exactly the same as the cancelled option, but with a new grant date.

Accordingly, the exercise price for a tendered Eligible Option that we amend or replace pursuant to the Offer will fall within one of the three following categories:

(i) Full Increase:  increased to the fair market value per share of Broadcom’s Class A common stock on the revised measurement date applied to that option;

(ii) Partial Increase:  increased to the closing selling price per share of such Class A common stock on the date such option is amended if such price is lower than the fair market value per share of Broadcom’s Class A common stock on the revised measurement date; or

(iii) No Increase:  retained at the same exercise price per share for any New Option issued in replacement of that option.

For example, if the current exercise price of an Eligible Option is $28.00 per share and the fair market value per share of the Class A common stock on the revised measurement date for that option was $32.00 per share, then the Adjusted Exercise Price for that option would be increased to $32.00. However, if the fair market value per share of the Class A common stock is $30.00 on the Amendment Date, then the Adjusted Exercise Price would be partially increased to $30.00. If the fair market value per share on the Amendment Date is $27.00, then that Eligible Option would be cancelled on the Amendment Date and a New Option would be granted on that date with the same terms as the cancelled option, including the current $28.00 exercise price, but with the Amendment Date as the new grant date.

“Amended Option” will mean an Eligible Option that has been amended pursuant to the Offer to increase the exercise price per share for the Broadcom Class A common stock purchasable under that option to the Adjusted Exercise Price determined for such option.

“Amendment Agreement” will mean the Stock Option Amendment and Special Cash Payment Agreement that will evidence the Adjusted Exercise Price for each of your Amended Options and set forth the terms of the Cash Payment payable with respect to those Amended Options. A form of the Amendment Agreement is attached to this document.

“Amendment Date” will mean the date on which the Eligible Options are amended to increase the exercise price of that option to the Adjusted Exercise Price and will be April 23, 2007 or, if the Offer is extended, the first business day following the extended expiration date of the Offer.

“Cash Payment” is the special cash payment to which each Eligible Optionee will become entitled if the current exercise price of one or more of his or her Eligible Options is increased pursuant to the Offer.

“Fair market value” per share of Broadcom Class A common stock on any relevant date will be deemed to be equal to the closing selling price per share of such stock on that date on the Nasdaq Global Select Market.

“Letter of Transmittal” is the form that the Eligible Optionee must use to notify Broadcom as to the particular Eligible Options he or she has elected to tender for amendment or replacement pursuant to the terms of the Offer.

“New Option” will mean the option granted on the Amendment Date in replacement of a tendered Eligible Option with a current exercise price per share at or above the Adjusted Exercise Price determined for that option. The New Option will be exactly the same as the cancelled option, with the same exercise price per share, vesting schedule and expiration date, but will have a new grant date. The New Option will be evidenced by a new option agreement and grant notice that replaces the option documentation in effect for the cancelled option.

Subject to the terms and conditions of the Offer, we will amend or replace all Eligible Options that are tendered by Eligible Optionees in accordance with Section 4 and that are not otherwise validly withdrawn in accordance with Section 5 before the Expiration Date. For each Amended Option, the exercise price per share will be increased to the applicable Adjusted Exercise Price, and that option should thereby avoid taxation under Section 409A. If the tendered Eligible Option is cancelled and replaced with a New Option, the New Opiton will not be not subject to taxation under Section 409A.

Eligible Optionees

Individuals to whom Eligible Options have been granted by Broadcom will be Eligible Optionees for purposes of the Offer if they are, on the expiration date of the Offer, a current employee of Broadcom (or any Broadcom subsidiary) and subject to income taxation in the United States with respect to those options.

None of the members of our Board of Directors or executive officers hold Eligible Options, and those individuals, accordingly, are not eligible to participate in the Offer.

Amendment of Eligible Options and Cash Payment

Subject to the terms and conditions of the Offer, we will amend or replace each Eligible Option that is properly tendered by an Eligible Optionee in accordance with Section 4, and not validly withdrawn in accordance with Section 5, before the Expiration Date (as defined below). The exercise price of each Eligible Option that is amended pursuant to the Offer will be increased to the Adjusted Exercise Price determined for that option. To the extent an Eligible Option was vested as of December 31, 2004, that portion of the option would not be subject to taxation under Section 409A and will not be an Eligible Option for purposes of the Offer. Accordingly, the Adjusted Exercise Price would not be in effect for the portion of an affected option that was vested as of December 31, 2004. The Adjusted Exercise Price will apply only to the portion of an affected option that was not vested as of December 31, 2004.

Each Amended Option will continue to vest in accordance with the same vesting schedule measured from the same vesting commencement date currently in effect for that option. No change to the vesting schedule will occur by reason of the amendment. In addition, except for the Adjusted Exercise Price, the other terms and provisions of each Amended Option will be identical to the terms and provisions in effect for each such Eligible Option immediately prior to the amendment to the exercise price.

Each Eligible Optionee whose Eligible Options are amended pursuant to the Offer will become entitled to a special Cash Payment from Broadcom. The amount of the Cash Payment payable with respect to each Amended Option will be determined by multiplying (i) the amount by which the Adjusted Exercise Price per share exceeds the exercise price per share currently in effect for that Eligible Option by (ii) the number of shares of our Class A common stock purchasable under that option at the Adjusted Exercise Price. The Cash Payment will be paid on the first regular payday in January 2008, but in no event later than January 31, 2008. The delay in the payment of the Cash Payment is required by applicable Internal Revenue Service (“IRS”) regulations. The payment, when made, will be subject to Broadcom’s collection of all taxes and payments required to be withheld by us. The Cash Payment will be paid whether or not the Eligible Optionee continues in Broadcom’s employ through the payment date.

EXAMPLE 1:  Assume that you were granted an option to purchase 10,000 shares that had a grant date of February 13, 2003 and an exercise price per share of $9.00. That option vests in four successive equal annual installments over the four-year period measured from February 13, 2003. As of December 31, 2004, the option was accordingly unvested as to 7,500 of those shares. Further assume that, as a result of the Review, it has been determined that the revised measurement date for that option was February 24, 2003, when the fair market value per share was $10.00. Further assume that the fair market value of Broadcom’s Class A common stock on the Amendment Date is $23.00 per share. The portion of your February 13, 2003 grant that was unvested as of December 31, 2004 constitutes an Eligible Option for purposes of this Offer. No other portion of that option may be tendered pursuant to the Offer.

If you tender the portion constituting your Eligible Option, that Eligible Option will be amended to increase the exercise price to $10.00 per share for the 7,500 shares purchasable under the grant. No other change will be made to your February 13, 2003 option. In addition, you will receive a Cash Payment in the amount of $7,500 determined by multiplying (i) $1.00 (the amount by which the $10.00 Adjusted Exercise Price for that option exceeds the $9.00 per share exercise price previously in effect for that option) by (ii) the 7,500 shares purchasable under the February 13, 2003 option at the $10.00 per share Adjusted Exercise Price.

Your Cash Payment will become payable on the first regular payday in January 2008, but in no event later than January 31, 2008, subject to Broadcom’s collection of all applicable withholding taxes.

EXAMPLE 2:  Assume that you were granted an option to purchase 10,000 shares that had a grant date of April 30, 2003 and an exercise price per share of $21.00. That option vests in four successive equal annual installments over the four year measured from April 30, 2003. As of December 31, 2004, that option was unvested as to 7,500 of those shares. Further assume that, as a result of the Review, it has been determined that the revised measurement date for that option was May 13, 2003, when the fair market value per share was $25.00 Further assume that the fair market value of Broadcom’s Class A common stock on the Amendment Date is $23.00 per share. The portion of your April 30, 2003 grant that was unvested as of December 31, 2004 constitutes an Eligible Option for purposes of the Offer.

If you tender the portion constituting your Eligible Option, that Eligible Option will be amended to increase the exercise price to $23.00 per share for the 7,500 shares purchasable under the grant. No other change will be made to your option. In addition, you will receive a Cash Payment in the amount of $15,000 determined by multiplying (i) $2.00 (the amount by which the $23.00 Adjusted Exercise Price for that option exceeds the $21.00 per share exercise price previously in effect for that option) by (ii) the 7,500 shares purchasable under the option at the $23.00 per share Adjusted Exercise Price.

Your Cash Payment will become payable on the first regular payday in January 2008, but in no event later than January 31, 2008, subject to Broadcom’s collection of all applicable withholding taxes.

Cancellation of Eligible Options and Grant of New Options.

If the Adjusted Exercise Price determined for any tendered Eligible Option would be the same or lower than the exercise price per share currently in effect for that option, that option will, on the Amendment Date, be cancelled and immediately replaced with a New Option that is the same as the cancelled option, with the same exercise price per share, vesting schedule and expiration date, but with a new grant date. The cancellation and regrant is necessary to evidence the remedial action required under Section 409A with respect to an Eligible Option whose current exercise price is not increased. No Cash Payment will be paid with respect to a New Option, because there will be no change to the exercise price.

EXAMPLE:  Assume that you were granted an option to purchase 5,000 shares that had a grant date of April 30, 2003 and an exercise price per share of $21.00. That option vests in four successive equal annual installments over the four-year period measured from April 30, 2003. As of December 31, 2004, that option was unvested as to 3,750 shares. Further assume that, as a result of the Review, it has been determined that the revised measurement date for that option was May 13, 2003, when the fair market value per share was $25.00. The portion of your April 30, 2003 grant that was unvested as of December 31, 2004 constitutes an Eligible Option for purposes of this Offer. No other portion of that option may be tendered pursuant to this Offer.

Further assume that you tender your Eligible Option but that the closing selling price per share of Broadcom Class A common stock on the Amendment Date is $20.00 per share. As a result, the Adjusted Exercise Price per share for your Eligible Option would be $20.00. Since that price is lower than your current exercise price, your tendered Eligible Option will not be amended but instead will be cancelled on the Amendment Date, and you will be immediately issued a New Option with an exercise price of $21.00 per share for the 3,750 shares purchasable under the April 30, 2003 grant. Except for the new grant date, the New Option will be the same as the cancelled Eligible Option it replaces, with the same exercise price per share, vesting schedule and expiration date. Since the exercise price under the New Option will be the same as under the cancelled option, no Cash Payment will be payable to you with respect to your New Option.

Former Employees

If you are not in the employ of Broadcom (or any Broadcom subsidiary) on the Expiration Date, none of your tendered Eligible Options will be amended or replaced, and you will not be entitled to a Cash Payment with respect to those options. The tendered options will be returned to you and will remain exercisable in accordance with the terms in effect for them at the time of tender, including the current exercise price per share. If you take no other action to bring those options into compliance with Section 409A, you may be subject to adverse taxation in the manner discussed in Section 2 below. You will be solely responsible for any taxes, penalties or interest you may incur under Section 409A.

Expiration Date

The term “Expiration Date” means 6:00 p.m. Pacific Time on April 20, 2007, unless we decide to extend the period of time during which the Offer will remain open, in which event the term “Expiration Date” will refer to the latest time and date at which the Offer, as so extended, expires. See Section 16 for a description of our rights to extend, delay, terminate and amend the Offer, and Section 7 for a description of conditions to the Offer.

Additional Considerations

In deciding whether to tender one or more Eligible Options pursuant to the Offer, you should know that Broadcom continually evaluates and explores strategic opportunities as they arise, including business combination transactions, strategic partnerships, capital infusions, and the purchase or sale of assets. At any given time, we may be engaged in discussions or negotiations with respect to various corporate transactions. We also grant options, restricted stock units and other equity awards in the ordinary course of business to our current and new employees, including our executive officers. Our employees, including our executive officers, from time to time acquire or dispose of our securities. Subject to the foregoing, and except as otherwise disclosed in the Offer or in our filings with the Securities and Exchange Commission (“SEC”), we presently have no plans or proposals that relate to or would result in:

(a) any extraordinary corporate transaction, such as a material merger, reorganization or liquidation, involving us or any of our subsidiaries;

(b) any purchase, sale or transfer of a material amount of our assets or the assets of any of our subsidiaries;

(c) any material change in our present dividend policy or our indebtedness or capitalization;

(d) any change in our present Board of Directors or executive management team, including any plans to change the number or term of our directors or to fill any existing board vacancies or to change the material terms of any executive officer’s employment;

(e) any other material change in our corporate structure or business;

(f) our Class A common stock not being authorized for quotation in an automated quotation system operated by a national securities association;

(g) our Class A common stock becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act;

(h) the suspension of our obligation to file reports pursuant to Section 15(d) of the Securities Exchange Act;

(i) the acquisition by any person of any of our securities or the disposition of any of our securities, other than in the ordinary course or pursuant to existing options or other rights; or

(j) any change in our articles of incorporation or bylaws, or any actions that may impede the acquisition of control of us by any person.

2.	PURPOSE OF THE OFFER.

We are making this Offer to amend or replace the Eligible Options because of potential adverse tax consequences that may apply. Section 409A of the Code provides that an option granted with a below-market exercise price, to the extent unvested as of December 31, 2004, will be subject to potential adverse income taxation unless the option is first brought into compliance with Section 409A. Because your Eligible Options may be deemed to be below-market options under Section 409A, Broadcom has decided to provide you with the opportunity to bring those Eligible Options into compliance either by amending the exercise price per share to the Adjusted Exercise Price determined for each such option or by replacing that option with a New Option.

Section 409A was added to the Code by the American Jobs Creation Act of 2004. The U.S. Treasury Department and IRS provided guidance and issued proposed regulations with respect to certain items of compensation under Section 409A. The guidance and proposed regulations indicate that a stock option granted with an exercise price per share below the fair market value of the underlying shares on the grant date will, to the extent that option was not vested as of December 31, 2004, be subject to the adverse tax consequences of Section 409A. Unless remedial action is taken to bring that option into compliance, we believe, on the basis of our understanding and interpretation of the applicable guidance and proposed regulations, that the option will trigger adverse U.S. federal tax consequences under Section 409A as indicated below, although it is not entirely clear at present how that option will actually be taxed under Section 409A.

Taxation in Year of Vesting.  To the extent a Section 409A-covered option vested as to one or more shares during 2005 and was not exercised for those shares during that year, the optionee would recognize taxable income for that year in an amount equal to the fair market value of those shares on December 31, 2005 less the aggregate exercise price payable for those shares. The optionee would have to report that income in an amended tax return filed for the 2005 taxable year. To the extent the options vested as to one or more shares during 2006 and was not exercised for those shares during that year, the optionee would recognize taxable income equal to the fair market value of those shares on December 31, 2006 less the aggregate exercise price payable for the shares, and Broadcom would have to collect the applicable withholding taxes on that income. Taxation would occur in this manner even though the option remained unexercised.

Tax Penalty.  In addition to normal income taxes payable on the spread in effect under the affected options on the applicable December 31, 2005 or December 31, 2006 tax measurement date, the optionee would also be subject to an additional tax penalty equal to 20% of that spread.

Note:  Certain states, including California, have adopted provisions similar to Section 409A under their tax laws, and for optionees subject to income taxation in such states, the total penalty tax could be up to 40% (a 20% federal penalty tax and up to a 20% state penalty tax).

Continued Taxation.  The optionee would be subject to additional income taxation, penalty taxes and withholding taxes on any subsequent increases to the year-end value of the vested option shares. Such taxation will continue until the options are exercised. For the option shares that vested in 2005 and remained unexercised at the end of 2006, the additional income subject to such taxation would be based on the amount by which the fair market value per share of Broadcom’s Class A common stock on December 31, 2006 exceeded the December 31, 2005 fair market value.

Note:  The Internal Revenue Service has not yet provided any guidance as to how the additional taxable income is to be measured over the period the options remain outstanding after 2006.

Interest Penalty.  The optionee will also be subject to interest penalties for failure to pay on a timely basis the taxes attributable to the vesting of the option in 2005. The optionee may incur additional interest penalties if he or she does not pay on a timely basis the taxes attributable to the Section 409A income for the 2006 taxable year.

The following is an example of the adverse U.S. federal income taxes that may occur under Section 409A if remedial action is not taken to bring the below-market options into compliance with Section 409A:

EXAMPLE.  Assume that you were granted an option for 1,000 shares with a grant date of February 13, 2003 and an exercise price of $9.00 per share. As a result of the Review, it has been determined that the revised measurement date for that option was February 24, 2003, when the fair market value per share was $10.00. Assume the option was scheduled to vest in four equal annual installments, beginning February 14, 2004, and that the option is a below-market option for tax purposes. Unless remedial action under Section 409A is taken before December 31, 2007 (or any earlier exercise of the option for the post-2004 installments), the 500 shares as to which the option vested during 2005 and 2006 would be taxed as follows under Section 409A:

Taxation in Year of Vesting for the Shares Vesting in 2005:  For the 250-share installment that vested during 2005, you would recognize taxable income in that year equal to the amount by which the fair market value of those shares on December 31, 2005 exceeded the exercise price payable for those shares. If we assume that the December 31, 2005 fair market value was $31.43, you would have recognized $5,607.50 of taxable wages (250 x (31.43 - 9.00)) in 2005. In addition, you would have incurred a 20% penalty tax in the amount of $1,121.50 for federal income tax purposes. There would also be an interest penalty assessed for late payment of those 2005 taxes.

Taxation in Year of Vesting for the Shares Vesting in 2006:  If the December 31, 2006 closing price per share were $32.31, then you would recognize, with respect to the remaining 250 shares that vested on February 13, 2006, another $5,827.50 of taxable wages (250 x (32.31 - 9.00)), and Broadcom would have a corresponding tax withholding obligation with respect to those wages. You would also incur a 20% penalty tax in the amount of $1,165.50 for federal income tax purposes. Finally, unless the taxes for the 2006 taxable year are paid on a timely basis in connection with your 2006 tax return, there would be interest penalties for late payment of those taxes.

You may also be subject to tax penalties under the tax laws of the State in which you reside. For example, if you resided in California, there could be additional tax penalties for both 2005 and 2006 equal to the tax penalties imposed for those years under Section 409A.

Continued Taxation of Shares Vested in 2005 and 2006:  If the option continues to remain outstanding, then there will be additional taxation in the manner above (normal taxable income, the 20% penalty tax and potential interest penalties) on any appreciation in value of the shares over their vesting year-end value. For the 250 shares that vested in 2005, the additional income subject to such taxation in the 2006 taxable year would be in the amount of $220.00 (250 x (32.31 - 31.43)). No guidance has yet been issued as to when or how often in each taxable year after 2006 the appreciation is to be measured and what impact a decline in value of the shares will have upon the taxation of those shares.

Shares Vesting in 2007:  It is anticipated that the final 250-share installment that vests in 2007 will be subject to taxation under Section 409A in substantially the same manner as described above for the earlier installments.

If you elect not to amend your Eligible Options pursuant to the Offer, you will be solely responsible for any taxes, penalties or interest that may be payable under Section 409A and comparable state tax laws. If you exercise an Eligible Option in 2007 without first bringing that option into compliance with Section 409A, it is possible that the 20% penalty tax under Section 409A with respect to that exercised option may be based solely on the amount by which the fair market value of the purchased shares at the time of exercise exceeds the current exercise price, and the interest penalties may be based on the spread (the excess of the fair market value per share over the exercise price) on the vested option shares at the close of 2005 and 2006. However, the applicable IRS guidance to date is not entirely clear on this point.

Section 409A only applies to below-market options that were not vested as of December 31, 2004. The portion of any below-market option granted prior to October 4, 2004 that was vested as of December 31, 2004 is grandfathered and is therefore not subject to Section 409A.

Pursuant to the transitional relief that the Treasury Department provided under Section 409A, if you exercised the portion of your stock options that vested in 2005 before the end of that year, you would have avoided any adverse tax consequences under Section 409A with respect to that portion. To avoid any adverse tax consequences under Section 409A with respect to the portion of your currently outstanding stock options that vested after December 31, 2004 (but were not exercised in 2005), you must take remedial action to bring that portion of your options into compliance with the requirements of Section 409A. Two courses of remedial action are available as described below. Broadcom is now offering you the opportunity to bring your Eligible

Options into compliance with Section 409A only through the amendment alternative described in paragraph (i) below.

(i) Your Eligible Option could be amended to adjust the exercise price to the Adjusted Exercise Price determined for that option. Such an amendment to the exercise price would bring the Eligible Option into compliance with Section 409A, and, after such amendment, you could exercise that option as you choose, subject only to the existing exercise provisions and option term in effect for such option. A New Option granted in replacement of and Eligible Option will also avoid taxation under Section 409A; or

(ii) You could designate a specific schedule for the exercise of your Eligible Option. Accordingly, you would have to designate the particular calendar year or years in which that Eligible Option is to be exercised and the number of shares to be exercised in each such year. As part of your designated exercise schedule, you could provide for immediate exercise of the vested shares subject to the Eligible Option upon the earlier of your termination of employment with Broadcom or a change in control or ownership of Broadcom. However, this alternative will not be available if you exercised any portion of your Eligible Option during 2006.

Accordingly, pursuant to the Offer, you may tender each of your Eligible Options to Broadcom for amendment or replacement. The exercise price per share for each Amended Option will be increased to the Adjusted Exercise Price determined for that option, and that Amended Option would not be subject to adverse tax consequences under Section 409A described above. Each New Option granted in replacement of a tendered Eligible Option will also avoid taxation under Section 409A.

If you are subject to the tax laws in more than one jurisdiction, you should be aware that tax consequences in more than one country may apply to you as a result of your participation in the Offer. You should be certain to consult your personal tax advisor to discuss those consequences. We will distribute short summaries of some of those consequences with respect to the countries where Eligible Optionees are located. If you are subject to the tax laws of jurisdictions outside the United States, you should also review the summary applicable to such foreign jurisdictions.

Neither we nor our Board of Directors will make any recommendation as to whether you should tender your Eligible Options for amendment or replacement, nor have we authorized any person to make any such recommendation. You must make your own decision whether to tender your Eligible Options, after taking into account your own personal circumstances and preferences. You should be aware that adverse tax consequences under Section 409A may apply to your Eligible Options if they are not amended or replaced pursuant to the Offer. You are urged to evaluate carefully all of the information in the Offer, and we recommend that you consult your personal tax advisor.

3.	STATUS OF ELIGIBLE OPTIONS NOT AMENDED OR REPLACED.

If you choose not to tender your Eligible Options for amendment or replacement, those options will continue to remain outstanding in accordance with their existing terms, and may potentially be subject to adverse tax consequences under Section 409A. Accordingly, if you take no other action to bring those options into compliance with Section 409A, you may be subject to the adverse U.S. federal tax consequences described in Section 2 above. You will be solely responsible for any taxes, penalties or interest payable under Section 409A.

4.	PROCEDURES FOR TENDERING ELIGIBLE OPTIONS.

Proper Tender of Options.

Broadcom will send you a Letter of Transmittal to use to indicate whether you have elected to tender your Eligible Options. The Letter of Transmittal will contain a personal summary of the Eligible Options that you currently hold, including information relating to the number of shares that are potentially subject to Section 409A, the grant date indicated for that option on the applicable grant notice, the current exercise price per share in effect for such option, the date that has now been determined to be revised measurement date for each Eligible Option you hold.

To validly tender your Eligible Options, you must, in accordance with the terms of your Letter of Transmittal, properly complete, duly execute, date and deliver that Letter of Transmittal to us, at P.O. Box 57013, Irvine, California 92619-7013 Attn: Shareholder Services or by facsimile at (949) 926-8087 before the Expiration Date. If we extend the Offer beyond that time, we must receive your completed and executed Letter of Transmittal before the extended Expiration Date of the Offer.

We will not accept delivery of any Letter of Transmittal after expiration of the Offer. If we do not receive your properly completed and duly executed Letter of Transmittal prior to the expiration of the Offer, your Eligible Options will not be amended or replaced pursuant to the Offer, and you will not be eligible for any Cash Payment.

The method of delivery of all documents, including the Letter of Transmittal and any other required documents, is at the election and risk of the tendering Eligible Optionee. However, we will only accept paper delivery, whether by mail, courier, hand delivery or by facsimile, and therefore delivery by email will not be accepted. If delivery is by mail, we recommend that you use certified mail with return receipt requested. If you wish to submit your Letter of Transmittal by facsimile, please use the following facsimile number: (949) 926-8087. In all cases, you should allow sufficient time to ensure timely delivery.

You cannot tender only a portion of an Eligible Option, and we will not accept such a partial tender for amendment or replacement. If you hold more than one Eligible Option, you may elect to tender one or more of those options and retain the remaining the options. Please remember that not all of a particular option grant may be an Eligible Option. Only the portion of that grant that was not vested as of December 31, 2004 may constitute an Eligible Option.

If your Letter of Transmittal includes any option that is not an Eligible Option or includes only a portion of your outstanding Eligible Option, we will not accept the tendered option or portion for amendment or replacement, but we do intend to accept for amendment or replacement each properly tendered Eligible Option set forth in the Letter of Transmittal.

Determination of Validity; Rejection of Tendered Options; Waiver of Defects; No Obligation to Give Notice of Defects.

We will determine, in our sole discretion, all questions as to form of documents and the validity, form, eligibility (including time of receipt), and acceptance of any option tender, and we will decide, in our sole discretion, all questions as to (i) the portion of each outstanding option that constitutes an Eligible Option for purposes of the Offer; (ii) the Adjusted Exercise Price to be in effect under each Amended Option, (iii) the number of shares of our Class A common stock purchasable under the Amended Option at the Adjusted Exercise Price, (iv) the amount of the Cash Payment payable with respect to each Amended Option and (v) the cancellation of tendered Eligible Options with exercise prices at or above the Adjusted Exercise Price determined for that option and the replacement of those cancelled options with New Options. Our determination as to those matters will be final and binding on all parties. We reserve the right to reject any or all option tenders that we determine do not comply with the conditions of the Offer, that we determine are not in appropriate form or that we determine are unlawful to accept. Otherwise, we intend to accept for amendment or replacement each properly and timely tendered Eligible Option that is not validly withdrawn. We also reserve the right to waive any of the conditions of the Offer or any defect or irregularity in any tender with respect to any particular Eligible Option or any particular Eligible Optionee. No tender of an Eligible Option will be deemed to have been properly made until all defects or irregularities have been cured by the tendering Eligible Optionee or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in tenders, nor will anyone incur any liability for failure to give any such notice.

Our Acceptance Constitutes an Agreement.

Your tender of an Eligible Option pursuant to the procedures described above constitutes your acceptance of the terms and conditions of the Offer. Subject to our rights to extend, terminate and amend the Offer, we currently expect that we will, promptly upon the expiration of the Offer, accept for amendment all properly tendered Eligible Options that have not been validly and timely withdrawn, and on the next business day we will increase the exercise price per share to the Adjusted Exercise Price determined for that option. However, if the Adjusted Exercise Price determined for any tendered Eligible Option would be the same or lower than the exercise price per share currently in effect for that option, that option will, on the Amendment Date, instead be cancelled and immediately replaced with a New Option that is exactly the same as the cancelled option, with the same exercise price per share, vesting schedule and expiration date, but with a new grant date.

Our acceptance of your tendered Eligible Option(s) for amendment or replacement pursuant to the Offer will constitute a binding agreement between us and you subject to the terms and conditions of the Offer.  Accordingly, as soon as administratively practicable after the Amendment Date, we will deliver to you a final and complete Amendment Agreement. Schedule I to that agreement will indicate the Adjusted Exercise Price in effect for each of your Amended Options and our unconditional obligation to pay you on the first regular payday in January 2008, but in no event later than January 31, 2008, the Cash Payment calculated for each Amended Option. If applicable, you will also receive at that time a new option agreement and grant notice for any New Option granted in replacement of a tendered Eligible Option.

5.	WITHDRAWAL RIGHTS.

You may only withdraw your tendered Eligible Options in accordance with the provisions of this Section 5.

(i) You may withdraw your tendered Eligible Options at any time before 6:00 p.m., Pacific Time, on the Expiration Date of the Offer. In addition, unless we accept and amend your Eligible Options before 12:00 midnight, Pacific Time, on May 16, 2007 (the 40th business day after the March 21, 2007 commencement date of the Offer), you may withdraw your tendered options at any time thereafter.

(ii) To validly withdraw your tendered Eligible Options, you must deliver to us a properly completed and duly executed Withdrawal Form to P.O. Box 57013, Irvine, California 92619-7013, Attn: Shareholder Services while you still have the right to withdraw the tendered options. You may also submit your Withdrawal Form by facsimile. If you do so, you must use the following facsimile number: (949) 926-8087. We will not accept delivery of a notice of withdrawal by email. To obtain a copy of the Withdrawal Form please contact Shareholder Services at (949) 926-6400 or tenderoffer@broadcom.com.

You may not withdraw only a portion of a tendered Eligible Option. If you choose to withdraw a tendered Eligible Option, you must withdraw the entire Eligible Option.

The Withdrawal Form must be executed by the Eligible Optionee who tendered the Eligible Option to be withdrawn.

You may not rescind any withdrawal, and any Eligible Option you withdraw will no longer be deemed tendered for amendment or replacement pursuant to the Offer, unless you properly re-tender that option before the Expiration Date by complying with the procedures described in Section 4. The new tender must be properly completed, signed and dated after both the date of your original Letter of Transmittal and the date of any subsequent Withdrawal Form.

Neither Broadcom nor any other person is obligated to give notice of any defects or irregularities in any Withdrawal Form submitted to us, nor will anyone incur any liability for failure to give any such notice. We will determine, in our sole discretion, all questions as to the form and validity, including time of receipt, of notices of withdrawal. Our determination of these matters will be final and binding.

6.	ACCEPTANCE OF ELIGIBLE OPTIONS FOR AMENDMENT OR REPLACEMENT AND COMMITMENT TO MAKE CASH PAYMENT.

Subject to the terms and conditions of the Offer, we will, upon the Expiration Date, accept for amendment or replacement all Eligible Options that have been properly tendered and not validly withdrawn prior to the Expiration Date. For each Amended Option, we will increase the exercise price per share to the applicable Adjusted Exercise Price on the next business day, currently scheduled to be April 23, 2007. For each tendered Eligible Option that is cancelled pursuant to the Offer, we will grant a New Option in replacement on the next business day. If we extend the Expiration Date, the accepted Eligible Option will be amended or replaced as soon as practicable after the extended Expiration Date.

We will provide written or electronic notice of our acceptance to each Eligible Optionee whose tendered Eligible Options we have accepted for amendment or replacement. Such notice may be by email, press release or other means. In addition, we will, as soon as administratively practicable after the Amendment Date, deliver a final and complete Amendment Agreement to each Eligible Optionee whose Eligible Options have been amended pursuant to the Offer. Schedule I to that agreement will reflect the increases to the exercise prices of the Amended Options and Broadcom’s unconditional obligation to pay such Eligible Optionee the applicable Cash Payment for each of his or her Amended Options on the first regular payday in January 2008, but in no event later than January 31, 2008. The Cash Payment will be paid whether or not the Eligible Optionee continues in Broadcom’s employ through the payment date. For each New Option to which a tendering Eligible Optionee becomes entitled, we will deliver a new option agreement and grant notice to that person as soon as administratively practicable after the grant date.

However, if you are not in the employ of Broadcom (or any Broadcom subsidiary) on the Expiration Date, then none of your tendered Eligible Options will be amended or replaced, and you will not be entitled to any Cash Payment with respect to those options. The tendered options will be returned to you and will remain exercisable in accordance with the terms in effect for them at the time of tender, including the current exercise price per share. If you take no other action to bring those options into compliance with Section 409A, you may be subject to adverse taxation in the manner discussed below. You will be solely responsible for any taxes, penalties or interest you may incur under Section 409A.

7.	CONDITIONS OF THE OFFER.

We will not accept any Eligible Options tendered to us for amendment or replacement, and we may terminate or amend the Offer or postpone our acceptance of any Eligible Options tendered to us for amendment or replacement, in each case, subject to Rule 13e-4(f)(5) under the Securities Exchange Act of 1934, as amended (the “1934 Act”), if at any time on or after March 21, 2007, and prior to the Expiration Date, any of the following events has occurred, or has been reasonably determined by us to have occurred and, in our reasonable judgment in any such case and regardless of the circumstances giving rise thereto (including any action or omission by us), the occurrence of such event or events makes it inadvisable for us to proceed with the Offer or with our acceptance of the Eligible Options tendered to us for amendment or replacement:

(a) there shall have been threatened or instituted or be pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or by any other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly challenges the making of the Offer, the amendment of the existing exercise price in effect for some or all of the tendered Eligible Options pursuant to the Offer, the payment of the applicable Cash Payments, the cancellation of tendered options and the grant of New Options in replacement thereof or otherwise relates in any manner to the Offer or that, in our judgment, could materially and adversely affect our business, financial condition, operating results, operations or prospects, or otherwise materially impair in any way the contemplated future conduct of our business or the business of any of our subsidiaries or materially impair the contemplated benefits of the Offer to us;

(b) we shall have been unable to obtain exemptive relief from the prompt payment provisions of Rules 13e-4(f)(5) and 14e-1(c) of the 1934 Act, as they may apply to the January 2008 payment date of the Cash Payments;

(c) there shall have been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Offer or us or any of our subsidiaries, by any court or any authority, agency or tribunal that, in our reasonable judgment, would or might directly or indirectly:

•	make the amendment of the tendered Eligible Options or payment of the Cash Payments or the cancellation of tendered options and the grant of New Options in replacement thereof illegal or otherwise restrict or prohibit consummation of the Offer or otherwise relates in any manner to the Offer;

•	delay or restrict our ability, or render us unable, to accept for amendment or replacement some or all of the tendered Eligible Options;

•	materially impair the benefits that we hope to convey as a result of the Offer, which we believe would occur as a result of further changes to Section 409A of the Code, the regulations thereunder or other tax laws that would affect the Offer or the Eligible Options; or

•	materially and adversely affect our business, financial condition, operating results, operations or prospects or otherwise materially impair in any way the contemplated future conduct of our business or the business of any of our subsidiaries.

(d) there shall have occurred:

•	any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market;

•	any general suspension of our ability to issue securities under the 1998 Plan or pursuant to the registration statement on Form S-8 registering shares of our Class A common stock for issuance under the 1998 Plan;

•	any significant change in the market price of the shares of our Class A common stock or any change in the general political, market, economic or financial conditions in the United States or abroad that could, in our reasonable judgment, have a material adverse effect on our business, financial condition, operating results, operations or prospects or on the trading in our Class A common stock, or that, in our reasonable judgment, makes it inadvisable to proceed with the Offer;

•	in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof; or

•	any decline in either the Dow Jones Industrial Average, the Nasdaq Global Select Market or the Standard and Poor’s Index of 500 Companies by an amount in excess of 10% measured during any time period after the close of business on March 21, 2007.

(e) there shall have occurred any change in generally accepted accounting principles or the application or interpretation thereof that could or would require us for financial reporting purposes to record compensation expenses against our operating results in connection with the Offer that would be in excess of any compensation expenses that we would be required to record under generally accepted accounting standards in effect at the time we commence the Offer;

(f) a tender or exchange offer with respect to some or all of our outstanding Class A common stock, or a merger or acquisition proposal for us, shall have been proposed, announced or made by another person or entity or shall have been publicly disclosed, or we shall have learned that:

•	any person, entity or “group,” within the meaning of Section 13(d)(3) of the 1934 Act, shall have acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding shares of our Class A common stock, or any new group shall have been formed that beneficially owns more than 5% of the outstanding shares of our Class A common stock, other than any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC before February 14, 2007;

•	any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC before February 14, 2007 shall have acquired or proposed to acquire beneficial ownership of an additional 2% or more of the outstanding shares of our Class A common stock; or

•	any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 or made a public announcement reflecting an intent to acquire us or any of our subsidiaries or any of the assets or securities of us or any of our subsidiaries.

(g) any change or changes shall have occurred in our business, financial condition, assets, operating results, operations, prospects or stock ownership or that of our subsidiaries that, in our judgment, is or may be material to us or our subsidiaries or otherwise makes it inadvisable for us to proceed with the Offer; or

(h) any rules, regulations or actions by any governmental authority, including the IRS, the Nasdaq Global Select Market, or other regulatory or administrative authority of any national securities exchange have been enacted, enforced or deemed applicable to Broadcom that makes it inadvisable for us to proceed with the Offer.

The conditions to the Offer are for our benefit. We may assert them in our sole discretion regardless of the circumstances giving rise to them prior to the Expiration Date. We may waive them, in whole or in part, at any time and from time to time prior to the Expiration Date, in our sole discretion, whether or not we waive any other condition to the Offer, provided, however, that in no event may we waive the condition set forth in subparagraph (b) above. Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights. The waiver of any of these rights with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances. Any determination we make concerning the events described in this Section 7 will be final and binding upon all persons.

8.	PRICE RANGE OF CLASS A COMMON STOCK UNDERLYING THE OPTIONS.

There is no established trading market for the Eligible Options or any other options granted under our Plans.

Our Class A common stock is traded on the Nasdaq Global Select Market (previously the Nasdaq National Market) under the symbol BRCM. The following table sets forth, for the periods indicated, the high and low sale prices for our Class A common stock on the Nasdaq Global Select Market:

	High	Low

Year Ended December 31, 2007
First Quarter (through March 20, 2007)	$37.05	$29.27
Year Ended December 31, 2006
Fourth Quarter	$37.50	$26.80
Third Quarter	31.27	21.98
Second Quarter	46.97	28.71
First Quarter	50.00	30.96
Year Ended December 31, 2005
Fourth Quarter	$33.28	$26.38
Third Quarter	31.41	23.77
Second Quarter	25.67	18.25
First Quarter	22.71	19.40

On March 20, 2007 the last reported sale price of our Class A common stock on the Nasdaq Global Select Market was $33.56 per share.

The price of our Class A common stock has been, and in the future may be, volatile and could decline. The trading price of our Class A common stock has fluctuated in the past and is expected to continue to do so in the future, as a result of a number of factors, many of which are outside our control. In addition, the stock market has experienced extreme price and volume fluctuations that have affected the market prices of many companies, and that have often been unrelated or disproportionate to the operating performance of these companies.

9.	SOURCE AND AMOUNT OF CONSIDERATION; TERMS OF AMENDED OPTIONS OR NEW OPTIONS.

Consideration.

If we accept the tender of your Eligible Options for amendment, the exercise price per share will be increased to the Adjusted Exercise Price determined for each such option. Except for such Adjusted Exercise Price, all the terms and provisions in effect for the Eligible Option at the time of tender will continue in effect after the amendment. Accordingly, each Amended Option will continue to vest in accordance with the same vesting schedule measured from the same vesting commencement date currently in effect for each such option, and the exercise period and expiration date for each option will also remain unchanged. However, if the Adjusted Exercise Price as so determined would be the same or lower than the exercise price per share currently in effect for the Eligible Option, that option will, on the Amendment Date, instead be cancelled and immediately replaced with a New Option that is exactly the same as the cancelled option, with the same exercise price per share, vesting schedule and expiration date, but with a new grant date.

Should you accept this Offer, with respect to each of your Eligible Options that is amended to increase the exercise price per share to the Adjusted Exercise Price, you will be eligible to receive the special Cash Payment. The Cash Payment will be paid from Broadcom’s general assets on the first regular payday in January 2008, but in no event later than January 31, 2008, and you will be a general creditor of Broadcom with respect to the Cash Payment. No Cash Payments will be paid with respect to New Options granted in replacement of tendered Eligible Options, because the exercise price will be the same as in effect for the cancelled option it replaces.

If all Eligible Options tendered pursuant to the Offer are amended, the resulting Amended Options will cover 7,817,941 million shares of our Class A common stock, which represents approximately 1.6% of the total number of shares of our Class A common stock outstanding as of March 6, 2007, and the Cash Payments payable pursuant to this Offer will be in the total maximum dollar amount of approximately $34.1 million, assuming the exercise price of each tendered Eligible Option is increased to the Adjusted Exercise Price.

Terms of Amended Options or New Options.

The amendment or replacement of the tendered Eligible Options pursuant to the Offer will not create any contractual or other right of the tendering Eligible Optionees to receive any future grants of stock options, restricted stock units or other stock-based compensation. This Offer does not change the “at-will” nature of an Eligible Optionee’s employment with us, and an Eligible Optionee’s employment may be terminated by us or by the optionee at any time, for any reason, with or without cause. The employment of Eligible Optionees outside the United States may be terminated subject to the requirements of local law and the terms of any employment agreement.

The Eligible Options have all been granted pursuant to the Plans. Each Amended Option will continue to remain outstanding under the Plan under which it was originally granted; however each New Option will be granted under the 1998 Plan.

The following is a description of the principal features of the Plans that apply to option grants made under each such Plan. The description of each Plan is subject to, and qualified in its entirety by reference to, all the provisions of the applicable Plan and the form of stock option agreement in effect for the Eligible Options granted under that Plan. The complete document for the 1998 Stock Incentive Plan, as amended and restated effective March 9, 2007 has been filed as Exhibit (d)(1) to Broadcom’s Schedule TO filed with the U.S. Securities and Exchange Commission (the “SEC”) March 21, 2007, and the 1999 Special Stock Option Plan has been filed as Exhibit 10.2 to our Form 10-Q for the three months ended June 30, 2006 filed with the SEC August 11, 2003. Copies of each Plan and the form of stock option agreement for each Plan are available on the Broadcom Intranet. Please contact us at P.O. Box 57013, Irvine, California 92619-7013 Attn: Shareholder Services, (telephone: (949) 926-6400 or email: tenderoffer@broadcom.com), to receive a copy of each Plan document and the form of stock option agreement for each Plan. We will promptly furnish you copies of those documents at our expense. The Amendment Agreement to be used to evidence the adjustment to the exercise price of each Eligible Option amended pursuant to the Offer has been filed with the SEC as an exhibit to the Schedule TO and accompanies the Letter of Transmittal at the end of this document.

1998 Stock Incentive Plan, as Amended and Restated Effective March 9, 2007.

The following is a description of the principal provisions of the 1998 Plan that apply to option grants made under that Plan, including the Eligible Options.

Administration.  The Compensation Committee of our Board of Directors has the exclusive authority to grant stock options to executive officers and non-employee Board members, and has the authority to make option grants to all other eligible individuals. However, the Board may at any time appoint a second committee of one or more Board members to have separate but concurrent authority with the Compensation Committee to make option grants under the 1998 Plan to individuals other than executive officers and non-employee members of our Board of Directors. The Board has established such a committee, the Equity Award Committee, and has authorized that committee to make option grants to eligible individuals other than executive officers and non-employee board members. The term “plan administrator,” as used in this summary, will mean our Compensation Committee and the Equity Award Committee, to the extent each such entity is acting within the scope of its administrative jurisdiction under the 1998 Plan.

Share Reserve.  From inception of the 1998 Plan through March 6, 2007, 371,165,259 shares of Class A common stock and 47,689,368 shares of Class B common stock shares had been reserved for issuance over the term of the 1998 Plan. The share reserve will automatically increase on the first trading day of each calendar year over the remaining term of the 1998 Plan by an amount equal to four and a half percent (4.5%) of the total number of shares of our Class A and Class B common stock outstanding on the last trading day of the immediately preceding calendar year. In no event will any annual increase exceed 45,000,000 shares of common stock (subject to approval of the amended and restated 1998 Plan at the 2007 Annual Meeting of Shareholders). The shares of Common Stock issuable under the Plan are shares of Class A common stock, except to the extent the stock is to be issued upon the exercise of outstanding options incorporated from certain predecessor plans, in which case the issuable stock will be Class B common stock.

As of March 6, 2007 options to purchase 118,694,975 shares of Class A common stock and 2,038,596 shares of Class B common stock were outstanding under the 1998 Plan. The shares of Class A common stock issuable under the 1998 Plan may be drawn from shares of our authorized but unissued Class A common stock or from shares of our Class A common stock that we reacquire, or a combination thereof.

Eligibility.  Officers, employees, non-employee members of our Board of Directors and independent consultants in our service or in the service of our subsidiaries are eligible to receive option grants under the 1998 Plan. No one person participating in the 1998 Plan may be granted awards for more than 9,000,000 shares of Class A common stock in the aggregate per calendar year.

Option Terms.  Each granted option has an exercise price per share determined by the plan administrator, but that price may not be less than one hundred percent (100%) of the fair market value of the option shares on the grant date. No granted option may have a term in excess of ten (10) years. The shares subject to each option will generally vest in one or more installments over a specified period of service measured from the grant date.

Upon cessation of service, the optionee will have a limited period of time in which to exercise his or her outstanding options to the extent exercisable for vested shares. In general, that limited period will expire three (3) months following the optionee’s cessation of service, unless such cessation of service occurs by reason of the optionee’s death or permanent disability. In that event, the limited exercise period will expire twelve (12) months after such cessation of service. In no event, however, may any option be exercised after the expiration of the ten (10)-year or shorter maximum term in effect for that option.

Vesting Acceleration.  In the event Broadcom should undergo a change in control, each option outstanding under the 1998 Plan will vest and become exercisable on an accelerated basis for all the option shares, unless (i) that option is assumed by the successor corporation or otherwise continued in effect or (ii) the option is replaced with a cash retention program that preserves the spread existing on the unvested shares subject to that option (the excess of the fair market value of those shares over the exercise or base price in effect for the shares) and provides for subsequent payout of that spread in accordance with the same vesting schedule in effect for those shares. To the extent that the options outstanding under the 1998 Plan are not otherwise assumed or continued in effect in connection with the change in control, those options will terminate immediately after that change in control is effected.

A change in control will be deemed to occur upon (i) a shareholder-approved acquisition of Broadcom by merger or consolidation, (ii) a shareholder-approved sale of all or substantially all of Broadcom’s assets or (iii) the successful completion of a tender or exchange offer for securities possessing more than fifty percent (50%) of the total combined voting power of Broadcom’s outstanding securities or (iv) the acquisition by any party or group of securities possessing more than fifty percent (50%) of the total combined voting power of Broadcom’s outstanding securities.

Shareholder Rights and Option Transferability.  No optionee will have any shareholder rights with respect to the option shares until such optionee has exercised the option and paid the exercise price for the purchased shares and any applicable taxes required to be collected or withheld. Options are not assignable or transferable other than by will or the laws of inheritance following optionee’s death, and during the optionee’s lifetime, the option may only be exercised by the optionee. However non-statutory options may be transferred during the optionee’s lifetime to one or more members of the optionee’s family or to a trust established for the benefit of the holder and/or one or more such family members or to the optionee’s former spouse, to the extent such transfer is in connection with the holder’s estate plan or pursuant to a domestic relations order.

Changes in Capitalization.  In the event of any of the following transactions affecting the outstanding shares of Class A common stock without Broadcom’s receipt of consideration: any recapitalization, stock dividend, stock split, combination of shares, exchange of shares, spin-off transaction or other change in corporate structure effected without Broadcom’s receipt of consideration or in the event of any spin-off transaction or extraordinary dividend or distribution resulting in a substantial reduction to the Fair Market Value of the outstanding Class A common stock, equitable adjustments will be made to (i) the maximum number and/or class of securities issuable under the 1998 Plan, (ii) the maximum number and/or class of securities for which any one person may be granted options under the 1998 Plan per calendar year, (iii) the number and/or class of securities and the exercise price per share in effect under each outstanding option and (iv) the maximum number and/or class of securities by which the share reserve under the 1998 Plan is to increase automatically each year. Similar adjustments will be made to the number of shares of Class B common stock issuable under the 1998 Plan and the number of shares subject to outstanding stock options for Class B shares and the exercise price per share in effect under those options in the event of any similar changes to the outstanding shares of Class B common stock. All such adjustments will be made in such manner as the plan administrator deems appropriate in order to preclude any dilution or enlargement of benefits under the 1998 Plan and the outstanding options thereunder.

Amendment.  Our Board of Directors may amend or modify any outstanding options under the 1998 Plan, but any amendment or modification that would adversely affect the rights of the option holder will require the consent of that person.

The 1999 Special Stock Option Plan.

The following is a description of the principal provisions of our 1999 Plan that apply to option grants made under that Plan, including the Eligible Options. The 1999 Plan was implemented in October 1999, and 1,500,000 shares of Class A common stock were originally reserved for issuance pursuant to option grants made to Broadcom employees who are neither executive officers nor members of our Board of Directors at the time of grant.

In February 2005 our Board of Directors adopted a resolution that reduced the share reserve under the 1999 Plan to the number of shares needed to cover the currently outstanding options under that plan. Accordingly, no additional stock option grants will be made under the 1999 Plan. However, the Equity Award Committee, as plan administrator, is authorized to make revisions or modifications to the terms and provisions (including the exercise price) of any option currently outstanding under the 1999 Plan as it may deem appropriate from time to time, including the amendment of those options in accordance with the terms of the Offer.

As of March 6, 2007 there were options to purchase 284,729 shares of Class A common stock outstanding under the 1999 Plan.

Existing option grants under the 1999 Plan may have an exercise price per share greater than, equal to or less than the fair market value per share of Class A common stock on the grant date. No granted option has a term in excess of ten years, and each option will be subject to earlier termination within a specified period following the optionee’s cessation of service with Broadcom (and any parent or subsidiary). Each granted option will vest in one or more installments over the optionee’s period of service. However, the outstanding options will vest on an accelerated basis in the event Broadcom is acquired, unless (i) those options are assumed by the successor corporation or otherwise continued in effect or (ii) the options are replaced with a cash retention program that preserves the spread existing on the unvested shares subject to those options and provides for subsequent payout of that spread in accordance with the same vesting schedule in effect for those shares.

Taxation of Non-Statutory Stock Options.

An optionee will not recognize taxable income for U.S. federal income tax purposes upon the grant of a non-statutory option under the 1998 Plan or the 1999 Plan. In general, an optionee will recognize ordinary income, in the year in which the option is exercised, equal to the excess of the fair market value of the purchased shares on the exercise date over the exercise price paid for the shares, and the optionee will be required to satisfy the tax withholding requirements applicable to such income.

We will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the optionee with respect to the exercised non-statutory option. The deduction will in general be allowed for the taxable year in which such ordinary income is recognized by the optionee.

If you are subject to the tax laws in more than one jurisdiction, you should be aware that tax consequences of more than one country may apply to you as a result of your receipt, vesting or exercise of a Broadcom option grant. You should be certain to consult your personal tax advisor to discuss these consequences. We will distribute short summaries of some of those consequences with respect to the countries where Eligible Optionees are located. If you are subject to the tax laws of jurisdictions outside the United States, you should also review the summary applicable to such jurisdictions.

Accounting Treatment of the 1998 Plan and the 1999 Plan.

In accordance with the Financial Accounting Standards Board’s Statement of Financial Accounting Standards No. 123R (revised 2004) (“SFAS 123R”), effective January 1, 2006, the stock options that we grant to our employees under the 1998 Plan must be valued, under an appropriate valuation formula, at their fair value as of the grant date, and that fair value must then be charged as a direct compensation expense against our reported earnings over the designated vesting period of the award. Similar option expensing will be required for any unvested options outstanding under the 1998 Plan and the 1999 Plan on the January 1, 2006 effective date of SFAS 123R, with the grant date fair value of those unvested options to be expensed against our earnings over the remaining vesting period.

Please see Section 13 for a discussion of the accounting treatment of the Offer.

10.	AMENDED OPTIONS AND NEW OPTIONS WILL NOT DIFFER FROM ELIGIBLE OPTIONS.

Except for the Adjusted Exercise Price, all the terms and provisions in effect for the Eligible Option at the time of tender will continue in effect if that option is amended pursuant to the Offer. Accordingly, each Amended Option will continue to vest in accordance with the vesting schedule currently in effect for that option at the time of the amendment, and the exercise period and option term for that Amended Option will also remain unchanged.

Each New Option will be the same as the cancelled Eligible Option it replaces, with the same exercise price, vesting schedule and expiration date, but will have a new grant date.

11.	INFORMATION CONCERNING BROADCOM.

Broadcom Corporation is a major technology innovator and global leader in semiconductors for wired and wireless communications. Our products enable the delivery of voice, video, data and multimedia to and throughout the home, the office and the mobile environment. Broadcom provides the industry’s broadest portfolio of state-of-the-art system-on-a-chip and software solutions to manufacturers of computing and networking equipment, digital entertainment and broadband access products, and mobile devices. These solutions support our core mission: Connecting everything®.

We are incorporated in California. Our principal executive offices are located at 16215 Alton Parkway, Irvine, California 92618-3616 until March 30, 2007 and will be at 5300 California Avenue, Irvine, California 92617-3808 thereafter, and our telephone number is (949) 926-5000 .

Financial Information.

The following table sets forth selected consolidated financial operating data for Broadcom. The selected historical statement of operations data for the years ended December 31, 2006 and 2005 and the selected historical balance sheet data as of December 31, 2006 and 2005 have been derived from the consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2006 (the “2006 Form 10-K”) that have been audited by Ernst & Young LLP, our independent registered public accounting firm.

The information presented below should be read together with the complete financial statements and notes related thereto as well as the section of the 2006 Form 10-K entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” We have presented the following data in thousands, except per share data.

	Years Ended December 31,
	2006	2005(2)	2004(2)	2003(2)	2002(2)
	(In thousands, except per share data)

Consolidated Statements of Operations Data
Net revenue	$3,667,818	$2,670,788	$2,400,610	$1,610,095	$1,082,948
Cost of revenue(1)	1,795,565	1,267,799	1,196,767	866,359	623,005

Gross profit	1,872,253	1,402,989	1,203,843	743,736	459,943
Operating expense:
Research and development(1)	1,117,014	681,047	598,697	732,386	1,000,303
Selling, general and administrative(1)	504,012	274,260	244,037	259,258	342,287
Amortization of purchased intangible assets	2,347	4,033	3,703	3,504	22,387
In-process research and development	5,200	43,452	63,766	—	—
Settlement costs	—	110,000	68,700	194,509	3,000
Impairment of goodwill and other intangible assets	—	500	18,000	439,611	1,265,038
Restructuring costs (reversal)	—	(2,500)	—	2,932	119,680
Stock option exchange(1)	—	—	—	413,161	—

Income (loss) from operations	243,680	292,197	206,940	(1,301,625)	(2,292,752)
Interest income, net	118,997	51,207	15,010	6,828	12,183
Other income (expense), net	3,964	3,465	7,317	26,053	(32,750)

Income (loss) before income taxes	366,641	346,869	229,267	(1,268,744)	(2,313,319)
Provision (benefit) for income taxes	(12,400)	(20,220)	56,082	25,127	471,707

Net income (loss)	$379,041	$367,089	$173,185	$(1,293,871)	$(2,785,026)

Net income (loss) per share (basic)(3)	$0.69	$0.72	$0.36	$(2.95)	$(6.93)

Net income (loss) per share (diluted)(3)	$0.64	$0.66	$0.33	$(2.95)	$(6.93)

	December 31,
	2006	2005	2004	2003	2002
	(In thousands)

Consolidated Balance Sheet Data
Cash and cash equivalents	$2,158,110	$1,437,276	$858,592	$558,669	$389,555
Working capital	2,673,087	1,736,382	1,085,099	491,830	187,767
Goodwill and purchased intangible assets, net	1,214,174	1,156,934	1,079,262	834,319	1,252,639
Total assets	4,876,766	3,752,199	2,885,839	2,017,622	2,216,153
Long — term debt, including current portion	—	—	—	—	113,470
Total shareholders’ equity	4,191,666	3,140,567	2,363,743	1,489,408	1,644,521
Book value per common share(4)	7.64	5.99	4.77	3.24	3.95

(1)	Includes stock-based compensation expense resulting from stock options and restricted stock units we issued or assumed in acquisitions, as well as the effects of our stock option exchange program in 2003. See Note 8 of Notes to Consolidated Financial Statements, included in Part IV, Item 15 of our 2006 Form 10-K.

(2)	The amounts included in 2006 reflect the adoption of SFAS 123R, effective January 1, 2006. Had Broadcom applied the provisions of SFAS 123R in prior periods, we would have reported net losses of $94.8 million, $608.6 million, $2.062 billion and $3.782 billion in 2005, 2004, 2003 and 2002, respectively. We would have reported net losses per share (basic and diluted) of $0.19, $1.27, $4.71 and $9.41 in 2005, 2004, 2003 and 2002, respectively. See Notes 1 and 8 of Notes to Consolidated Financial Statements, included in Part IV, Item 15 of our 2006 Form 10-K.

(3)	See Notes 1 and 2 of Notes to Consolidated Financial Statements, included in Part IV, Item 15 of our 2006 Form 10-K, for an explanation of the calculation of net income (loss) per share.

(4)	The historical book value per share is computed by dividing shareholders’ equity by the number of shares of common stock outstanding at the end of each period presented.

The following table presents details of the total stock-based compensation expense that is included in each functional line item in the consolidated statements of operations data above:

	Years Ended December 31,
	2006(1)	2005	2004	2003	2002
	(In thousands)

Supplemental Data on Stock-Based Compensation Expense
Cost of revenue	$24,589	$4,177	$4,776	$44,522	$31,525
Research and development	307,096	68,606	102,253	298,081	538,499
Selling, general and administrative	136,679	29,232	30,897	69,053	177,020
Stock option exchange	—	—	—	410,381	—

	$468,364	$102,015	$137,926	$822,037	$747,044

(1)	The amounts included in 2006 reflect the adoption of SFAS 123R, effective January 1, 2006.

Our consolidated ratio of earnings to fixed charges for each of the five years in the period ended December 31, 2006 is as follows:

	Years Ended December 31,
	2006	2005	2004	2003	2002
	(In thousands)

Ratio of earnings to fixed charges	19.5X	24.6X	17.9X	—	—

For the purposes of calculating the ratio of earnings to fixed charges, earnings are defined as consolidated income from continuing operations before income taxes plus fixed charges. Fixed charges are the sum of interest on all indebtedness, amortization of debt issuance costs, and estimated interest within rental expense. There are no minority interests in any of our subsidiaries, and we have no preference securities, equity method investments or capitalized interest. Earnings were inadequate to cover fixed charges by $1.269 billion and $2.313 billion in 2003 and 2002, respectively.

You should read this selected consolidated financial data together with the Consolidated Financial Statements and related Notes contained in the 2006 Form 10-K and in our amended Annual Report on Form 10-K/A for the year ended December 31, 2005 filed January 23, 2007.

See Section 18 for instructions on how you can obtain copies of our SEC reports that contain the audited financial statements we have summarized above.

12.	INTERESTS OF DIRECTORS AND OFFICERS; TRANSACTIONS AND ARRANGEMENTS CONCERNING THE OPTIONS; AND MATERIAL AGREEMENTS WITH DIRECTORS AND OFFICERS.

A list of the current members of our Board of Directors and executive officers is attached as Schedule I to this document. As of March 6, 2007 our executive officers and directors as a group beneficially owned outstanding options under our various stock option plans to purchase a total of 5,612,303 shares of our Class A common stock and 61,866 shares of our Class B common stock. In addition, our executive officers and directors as a group beneficially owned restricted stock units covering 356,566 shares of our Class A common stock as of March 6, 2007. That number represented approximately 4.4% of the total number of shares of our Class A common stock subject to all options and restricted stock units outstanding under our various stock plans as of that date.

No Broadcom executive officer holds Eligible Options. David A. Dull, Senior Vice President, Business Affairs, General Counsel and Secretary; Bruce E. Kiddoo, Vice President, Corporate Controller and Acting Chief Financial Officer; and Thomas F. Lagatta, Senior Vice President, Worldwide Sales each hold stock options under the 1998 Plan that would have been Eligible Options but for the fact that the exercise prices for those options were amended on terms similar to the terms of this Offer on December 29, 2006. IRS regulations required options granted to executive officers to be so amended prior to January 1, 2007. The December 29, 2006 amendment increased the per share exercise prices previously in effect for the shares of Broadcom Class A common stock purchasable under the portions of the respective outstanding options held by Messrs. Dull, Kiddoo and Lagatta that would have been Eligible Options pursuant to this Offer had they not been so amended. In each instance, the amended exercise price per share is equal to the closing price per share of the Class A common stock on the Nasdaq Global Select Market on the revised measurement date determined for each such option in accordance with applicable financial accounting principles. Mr. Kiddoo and Mr. Lagatta will be entitled to special cash payments in January 2008 in the respective amounts of $10,491 and $525,870 to compensate them for the increase to the exercise prices of their amended options.

		Number of	Original	New, Amended
		Affected	Exercise Price	Exercise Price
Name	Grant Date	Option Shares*	(Per Share)*	(Per Share)*

David A. Dull	11-03-98	21,996	$13.6355	$20.5000
	11-03-98	10,254	$13.6355	$20.5000
	08-05-02	37,500	$10.4933	$10.6800
	08-05-02	130,000	$10.4933	$10.6800
Bruce E. Kiddoo	07-03-02	3,125	$10.4933	$12.7400
	07-03-02	352	$10.4933	$13.2400
	07-03-02	1,172	$10.4933	$13.0130
Thomas F. Lagatta	07-03-02	19,061	$10.4933	$12.6670
	07-03-02	18,132	$10.4933	$12.6670
	05-19-03	135,939	$13.3333	$16.6070

None of the members of our Board of Directors hold Eligible Options.

Schedule II attached to this document sets forth a table indicating the beneficial ownership of our Class A common stock by our executive officers and members of our Board of Directors as of March 6, 2007.

During the 60-day period ended March 21, 2007:

•	we granted options under our various stock plans to purchase 2,448,136 shares of our Class A common stock, none of which were granted to our Board members and executive officers;

•	individuals exercised options to acquire 4,774,089 shares of our Class A common stock with exercise prices per share ranging from $0.1 to $34.94, of which 118,750 shares were acquired by our Board members and executive officers;

•	options to purchase a total of 398,514 shares of Class A common stock under all of our various stock plans were cancelled, none of which options were held by our Board members and executive officers; and

•	our Board members and executive officers sold an aggregate of 908,646 shares of our Class A common stock.

The following table sets forth details of all sales of Broadcom Class A common stock made by an executive officer or director during the 60-day period ended March 21, 2007:

Sales of Shares of Class A Common Stock

		No. Shares of
		Class A	Ave. Sales
	Date of	Common Stock	Price Per
Name	Transaction	Sold	Share

Executive Officers
David A. Dull	02/27/07	20,000	$34.9011
Vahid Manian	02/12/07	20,000	34.2469
	02/15/07	20,000	35.6554
	02/23/07	10,000	36.6000
Scott A. McGregor	02/14/07	10,000	34.0000
Henry Samueli	02/15/07	250,000	35.5230
	02/16/07	50,000	35.5516
	02/22/07	250,000	36.3308
	02/23/07	50,000	36.6000
	02/27/07	50,000	35.8600
	02/28/07	100,000	34.2595
Directors
John Major	02/22/07	10,000	36.0000
Alan E. Ross	02/12/07	48,044	33.5506
	02/12/07	16,852	33.6212
Werner F. Wolfen	02/22/07	1,050	36.4010
	02/22/07	1,200	36.4000
	02/22/07	1,500	36.9000

The following table sets forth details of all exercises of options to purchase shares of Broadcom Class A common stock made by an executive officer or director during the 60-day period ended March 21, 2007:

Exercises of Options to Purchase Shares of Class A Common Stock

			Exercise
	Date of	No. of Option	Price Per
Name	Transaction	Shares Exercised	Share

Executive Officers
David A. Dull	02/27/07	20,000	$10.6800
Vahid Manian	02/12/07	20,000	10.4933
	02/15/07	20,000	10.4933
Directors
John Major	02/22/07	10,000	8.4200
Alan E. Ross	02/12/07	37,500	23.3533
	02/12/07	11,250	19.7067

As of March 6, 2007 Henry T. Nicholas III is a beneficial owner of 35,420,868 shares of our Class B common stock and may be deemed to be a controlling person with respect to Broadcom. During the 60-day period ended March 21, 2007, Dr. Nicholas engaged, directly or indirectly, in the following sales of shares of our Class A common stock:

	No. Shares of	Ave. Sales
	Class A Common	Price Per
Date of Transaction	Stock Sold	Share

02/26/07	125,000	$36.0881
02/27/07	100,000	35.3685
02/27/07	250,000	35.0072
02/28/07	150,000	34.2781
02/28/07	125,000	34.3533

Except as otherwise described above and other than stock option grants, restricted stock unit awards and other stock-based awards in the ordinary course to employees who are not executive officers, there have been no transactions in any outstanding options to purchase our Class A common stock or in our Class A common stock that were effected during the 60-day period ended March 21, 2007 by Broadcom or by any current executive officer, Board member, affiliate or subsidiary of Broadcom.

13.	STATUS OF OPTIONS ACCEPTED BY US IN THE OFFER; ACCOUNTING CONSEQUENCES OF THE OFFER.

The terms and provisions of each Amended Option will not differ from the terms and provisions in effect for that option at the time of tender, except that the Amended Option will have an exercise price equal to the Adjusted Exercise Price determined for that option. Accordingly, each Amended Option will continue to remain an outstanding option under the particular Plan under which it was originally granted. Each New Option will be exactly the same as the cancelled Eligible Option it replaces, with the same exercise price, vesting schedule and expiration date as the cancelled option, but will have a new grant date.

Pursuant to the accounting standards in effect under SFAS 123R, we will recognize additional compensation expense for financial reporting purposes with respect to the amendment of the Eligible Options to increase the exercise price per share to the applicable Adjusted Exercise Prices based on the incremental fair value that has been provided to the employee. Both the change in exercise price and the offsetting cash payment are included in the assessment of whether incremental fair value has been provided to the employee. We will not recognize any additional compensation expense for financial reporting purposes with respect to the cancellation of tendered Eligible Options and the grant of New Options in replacement thereof.

14.	LEGAL MATTERS; REGULATORY APPROVALS.

Except as noted in the paragraph below, we are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our increasing the exercise prices of the Eligible Options to the applicable Adjusted Exercise Prices, paying the Cash Payments or canceling tendered options and granting New Options in replacement thereof, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for such amendment to those options, the payment of the Cash Payments or the cancellation of tendered options and grant of New Options as contemplated herein. Should any such approval or other action be required, we presently contemplate that we will seek such approval or take such other action. We are unable to predict whether we may determine that we are required to delay the acceptance of the tendered Eligible Options for amendment or replacement or the payment of the applicable Cash Payments pending the outcome of any such matter. We cannot assure you that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to our business. Our obligation to amend or replace Eligible Options is subject to certain conditions, including the conditions described in Section 7.

We will not be able to complete the Offer unless we obtain exemptive relief from the prompt payment provisions of Rules 13e-4(f)(5) and 14e-1(c) under the 1934 Act, as they may apply to the January 2008 payment date for the Cash Payments. Such a delayed payment is required by IRS regulations. We plan to take appropriate action to obtain such relief, but we cannot provide any assurances that we will be successful in obtaining such relief.

15.	MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES.

The following is a general summary of the material U.S. federal income tax consequences applicable to the amendment of the Eligible Options and the payment of the Cash Payments or the cancellation of tendered options and the grant of New Options in replacement thereof. Foreign, state and local tax consequences are not addressed.

Acceptance of Offer.  If you tender your Eligible Options, you will not recognize any taxable income for U.S. federal income tax purposes at the time of your tender.

Amendment of Option.  The amendment of your Eligible Option to increase the exercise price per share to the Adjusted Exercise Price determined for that option is not a taxable event for U.S. federal income tax purposes.

Cancellation and Grant of New Options.  The cancellation of a tendered Eligible Option and the grant of a New Option in replacement will not be a taxable event for U.S. federal income tax purposes.

Exercise of Amended Option or New Option.  Your Amended Option or New Option will be taxable as a non-statutory stock option for U.S. federal income tax purposes. Accordingly, upon each exercise of such option, you will recognize immediate taxable income equal to the excess of (i) the fair market value of the purchased shares at the time of exercise over (ii) the exercise price paid for those shares, and Broadcom must collect the applicable withholding taxes with respect to such income.

Sale of Acquired Shares.  The subsequent sale of the shares acquired upon the exercise of your Amended Option or New Option will give rise to a capital gain to the extent the amount realized upon that sale exceeds the sum of the (i) exercise price paid for the shares plus (ii) the taxable income recognized in connection with the exercise of your such option for those shares. A capital loss will result to the extent the amount realized upon such sale is less than such sum. The gain or loss will be long-term if the shares are not sold until more than one (1) year after the date the Amended Option or New Option is exercised for those shares.

Cash Payment.  You will be immediately taxed upon receipt of the Cash Payment. The payment will constitute wages for tax withholding purposes. Accordingly, Broadcom must withhold all applicable federal, state and local income and employment withholding taxes, and you will receive only the portion of the payment remaining after those taxes have been withheld.

Foreign Taxation.  If you are subject to the tax laws in more than one jurisdiction, you should be aware that tax consequences in more than one country may apply to you as a result of your receipt, vesting or exercise of a Broadcom option grant and/or your participation in the Offer. You should consult your personal tax advisor to discuss these consequences. We will distribute short summaries of some of those consequences with respect to the countries where Eligible Optionees are located. If you are subject to the tax laws of jurisdictions outside the United States, you should review the summary applicable to such jurisdictions.

WE RECOMMEND THAT YOU CONSULT YOUR OWN TAX ADVISOR WITH RESPECT TO THE FOREIGN AND U.S. FEDERAL, STATE AND LOCAL TAX CONSEQUENCES OF PARTICIPATING IN THE OFFER.

16.	EXTENSION OF THE OFFER; TERMINATION; AMENDMENT.

We expressly reserve the right, in our sole discretion, at any time and from time to time, and regardless of whether or not any event set forth in Section 7 has occurred or is deemed by us to have occurred, to extend the period of time during which the Offer is open and thereby delay the acceptance of any Eligible Options for amendment or replacement by giving notice of such extension to the tendering Eligible Optionees and making a public announcement thereof.

We also expressly reserve the right, in our judgment, at any time prior to the Expiration Date, to terminate or amend the Offer and to postpone our acceptance of any tendered Eligible Options for amendment or replacement upon the occurrence of any of the conditions specified in Section 7, by giving written or electronic notice of such termination or postponement to the tendering Eligible Optionees and making a public announcement thereof. Our reservation of the right to delay our acceptance of the tendered Eligible Options and amendment or replacement is limited by Rule 13e-4(f)(5) promulgated under the 1934 Act, which requires that we must pay the consideration offered or return the tendered Eligible Options promptly after termination or withdrawal of the Offer.

Amendments to the Offer may be made at any time and from time to time by public announcement of the amendment. In the case of an extension, the amendment will be issued no later than 9:00 a.m. Eastern Time on the next business day after the last previously scheduled or announced Expiration Date. Any public announcement made pursuant to the Offer will be disseminated promptly to Eligible Optionees in a manner reasonably designated to inform option holders of such change.

If we materially change the terms of the Offer or the information concerning the Offer, or if we waive a material condition of the Offer, we will extend the Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the 1934 Act. Those rules require that the minimum period during which an Offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or a change in percentage of securities sought, will depend on the facts and circumstances, including the relative materiality of such terms or information. If we decide to take any of the following actions, we will give notice of such action and keep the Offer open for at least ten business days after the date of such notification:

(i) we increase or decrease the amount of consideration offered for the Eligible Options, or

(ii) we decrease the number of Eligible Options eligible to be tendered in the Offer.

17.	FEES AND EXPENSES.

We will not pay any fees or commissions to any broker, dealer or other person for soliciting submissions of Eligible Options for amendment or replacement pursuant to this Offer.

18.	ADDITIONAL INFORMATION.

We have filed with the SEC a Tender Offer Statement on Schedule TO, of which this document is a part, with respect to the Offer. This document does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, and the following materials which we have filed with the SEC before making a decision on whether to tender your Eligible Options for amendment or replacement:

a. our Annual Report on Form 10-K for our fiscal year ended December 31, 2006, filed with the SEC February 20, 2007;

b. all other reports filed pursuant to section 13(a) or 15(d) of the Securities Exchange Act of 1934 since the end of the fiscal year covered by our Annual Report referred to in (a) above; and

c. the description of our Class A common stock included in our registration statement on Form 8-A, which was filed with the SEC on April 6, 1998, including any amendments or reports we file or have filed for the purpose of updating that description.

The SEC file number for these filings is 000-23993. These filings, our other annual, quarterly and current reports, our proxy statements and our other SEC filings are available to the public on the SEC’s website at www.sec.gov. These filings may also be examined, and copies may be obtained, at the following SEC public reference room:

100 F Street, N.E.
Washington, D.C. 20549

You may obtain information on the operation of the public reference rooms by calling the SEC at 1-800-SEC-0330.

We will also provide without charge to each person to whom a copy of this document is delivered, upon the written or oral request of any such person, a copy of any or all of the documents to which we have referred you, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to:

Broadcom Corporation
PO Box 57013
Irvine, California 92619-7013
Attn: Investor Relations

or by contacting our Shareholder Services Department at (949) 926-6400 or tenderoffer@broadcom.com.

As you read the foregoing documents, you may find some inconsistencies in information from one document to another. If you find inconsistencies between the documents, or between a document and this document, you should rely on the statements made in the most recent document.

The information relating to Broadcom in this document should be read together with the information contained in the documents to which we have referred you.

19.	FORWARD-LOOKING STATEMENTS; MISCELLANEOUS.

All statements included or incorporated by reference in this document or our SEC reports referred to above, other than statements or characterizations of historical fact, are “forward-looking statements”. These forward-looking statements are based on our current expectations, estimates, approximations and projections about our industry and business, management’s beliefs, and certain assumptions made by us, all of which are subject to change. Forward-looking statements can often be identified by words such as “anticipates,” “expects,” “intends,” “plans,” “predicts,” “believes,” “seeks,” “estimates,” “may,” “will,” “should,” “would,” “could,” “potential,” “continue,” “ongoing,” similar expressions, and variations or negatives of these words. These statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions that are difficult to predict. Therefore, our actual results could differ materially and adversely from those expressed in any forward-looking statements as a result of various factors.

Important factors that may cause such a difference for Broadcom in connection with the Offer include, but are not limited to, the accounting treatment of the amendment to the Eligible Options; changes in the trading price of Broadcom Class A common stock during the Offer; general economic and political conditions and specific conditions in the markets we address, including the continuing volatility in the technology sector and semiconductor industry, trends in the broadband communications markets in various geographic regions, including seasonality in sales of consumer products into which our products are incorporated, and possible disruption in commercial activities related to terrorist activity or armed conflict; the timing, rescheduling or cancellation of significant customer orders and our ability, as well as the ability of our customers, to manage inventory; the gain or loss of a key customer, design win or order; the rate at which our present and future customers and end-users adopt Broadcom’s technologies and products in our target markets; our ability to scale our operations in response to changes in demand for our existing products and services or demand for new products requested by our customers; intellectual property disputes and customer indemnification claims and other types of litigation risk; our dependence on a few significant customers for a substantial portion of our revenue; problems or delays that we may face in shifting our products to smaller geometry process technologies and in achieving higher levels of design integration; our ability to specify, develop or acquire, complete, introduce, market and transition to volume production new products and technologies in a cost-effective and timely manner; delays in the adoption and acceptance of industry standards in our target markets; the effectiveness of our expense and product cost control and reduction efforts; our ability to retain, recruit and hire key executives, technical personnel and other employees in the positions and numbers, with the experience and capabilities, and at the compensation levels needed to implement our business and product plans; our ability to timely and accurately predict market requirements and evolving industry standards and to identify opportunities in new markets; the quality of our products and any potential remediation costs; competitive pressures and other factors such as the qualification, availability and pricing of competing products and technologies and the resulting effects on sales and pricing of our products; the availability and pricing of third party semiconductor foundry, assembly and test capacity and raw materials; the timing of customer-industry qualification and certification of our products and the risks of non-qualification or non-certification; changes in our product or customer mix; the volume of our product sales and pricing concessions on volume sales; fluctuations in the manufacturing yields of our third party semiconductor foundries and other problems or delays in the fabrication, assembly, testing or delivery of our products; the risks of producing products with new suppliers and at new fabrication and assembly and test facilities; the risks and uncertainties associated with our international operations, particularly in light of terrorist activity, armed conflict or political unrest; the effects of natural disasters, public health emergencies, international conflicts and other events beyond our control; and the level of orders received that can be shipped in a fisca l quarter. You should refer to our Annual Report on Form 10-K, Quarterly Reports on Forms 10-Q, recent Current Reports on Form 8-K, and other SEC filings, which discuss the foregoing risks as well as other important risk factors that could contribute to such differences or otherwise affect our business, results of operations and financial condition. These forward-looking statements speak only as of the date of this Offer. We undertake no obligation to revise or update publicly any forward-looking statement for any reason, except as otherwise required by law.

We are not aware of any jurisdiction where the making of the Offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the Offer is not in compliance with any valid applicable law, we intend to make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law or we determine that further efforts to comply are not advisable, the Offer will not be made to, nor will tenders be accepted from or on behalf of, the holders of Eligible Options residing in such jurisdiction.

We have not authorized anyone to give you any information or to make any representations in connection with the Offer other than the information and representations contained in this document, the related Tender Offer Statement on Schedule TO or in the related Letter of Transmittal and Amendment Agreement. If anyone makes any representation to you or gives you any information different from the representations and information contained in this document, the related Tender Offer

Statement on Schedule TO or in the related Letter of Transmittal and Amendment Agreement, you must not rely upon that representation or information as having been authorized by us. We have not authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering your Eligible Options pursuant to the Offer. You should rely only on the representations and information contained in this document, the related Tender Offer Statement on Schedule TO or in the related Letter of Transmittal and Amendment Agreement or to which we have referred you.

Broadcom Corporation

March 21, 2007

SCHEDULE I

INFORMATION CONCERNING THE DIRECTORS AND
EXECUTIVE OFFICERS OF BROADCOM CORPORATION

The members of the Broadcom Board of Directors and the Broadcom executive officers and their respective positions and offices as of March 6, 2007, are set forth in the following table:

Name	Position and Offices Held

Directors
George L. Farinsky	Director
Nancy H. Handel	Director
Maureen E. Grzelakowski	Director
John Major	Director
Scott A. McGregor	President, Chief Executive Officer and Director
Alan E. Ross	Director
Henry Samueli Ph.D.	Chairman of the Board and Chief Technical Officer
Robert E. Switz	Director
Werner F. Wolfen	Director

Executive Officers
Bruce E. Kiddoo	Vice President, Corporate Controller and Acting Chief Financial Officer
David A. Dull	Senior Vice President, Business Affairs, General Counsel and Secretary
Thomas F. Lagatta	Senior Vice President, Worldwide Sales
Vahid Manian	Senior Vice President, Global Manufacturing Operations

The address of each board member and executive officer is c/o Broadcom Corporation, P.O. Box 55005, Irvine, California 92619-5005.

I-1

SCHEDULE II

BENEFICIAL OWNERSHIP OF BROADCOM SECURITIES BY
BROADCOM DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth certain information known to us with respect to the beneficial ownership of our common stock as of March 6, 2007 by (i) all persons known to us to beneficially own five percent (5%) or more of either class of our common stock, (ii) each director, (iii) each executive officer, and (iv) all of our current directors and executive officers as a group. Except as otherwise indicated in the footnotes to the table or for shares of our common stock held in brokerage accounts, which may from time to time, together with other securities held in those accounts, serve as collateral for margin loans made from such accounts, none of the shares reported as beneficially owned are currently pledged as security for any outstanding loan or indebtedness.

				Percentage
	Shares Beneficially Owned(1)			of Total
	Class A	Class B	Class A	Voting
Beneficial Owner	Common Stock	Common Stock	Percent(2)	Power(1)(2)

Executive Officers
David A. Dull(3)	893,959	249,544	*	*
Bruce Kiddoo(4)	92,424	0	*	*
Thomas F. Lagatta(5)	587,739	0	*	*
Vahid Manian(6)	328,980	38,649
Scott A. McGregor(7)	1,448,210	0	*	*
William J. Ruehle(8)	27,587	287,397	*	*
Henry Samueli, Ph.D.(9)	791,613	35,895,597	7.18	29.71

Non-Employee Directors
George L. Farinsky(10)	166,500	0	*	*
Maureen E. Grzelakowski(11)	96,250	0	*	*
Nancy H. Handel(11)	96,250	0	*	*
John Major(12)	81,500	0	*	*
Alan E. Ross(13)	13,956	0	*	*
Robert E. Switz(14)	129,000	0	*	*
Werner F. Wolfen(15)	195,000	240,107	*	*
All current directors and executive officers as a group (13 persons)(16)	4,921,381	36,423,897	8.02	30.38

5% Holders Not Listed Above
The AXA Group(17)	59,629,497	0	12.57	4.93
FMR Corp.(18)	46,502,899	0	9.80	3.84
Nicholas Broadcom Trust(19)	0	35,420,868	6.95	29.27
Sands Capital Management LLC(20)	24,689,691	0	5.21	2.04
Wellington Management Company, LLP(21)	23,600,495	0	4.98	1.95

*	Less than one percent.

(1)	Except as indicated in the footnotes to this table, and subject to applicable community property laws, the persons listed have sole voting and investment power with respect to all shares of our common stock beneficially owned by them. In some instances, the beneficially owned shares include unvested shares subject to currently exercisable options. If unvested shares are in fact purchased under those options, Broadcom will have the right to repurchase those shares, at the exercise price paid per share, should the optionee’s service terminate prior to vesting in those shares.

(2)	The percentage of shares beneficially owned is based on 474,342,135 shares of Class A common stock outstanding as of March 6, 2007. Beneficial ownership is determined in accordance with the rules and regulations of the SEC. Shares of common stock subject to options that are currently exercisable or exercisable within 60 days after March 6, 2007 and shares of common stock subject to RSUs that will vest and be issued within 60 days after March 6, 2007 are deemed to be outstanding and beneficially owned by the person holding such options or RSUs for the purpose of computing the number of shares beneficially owned and the percentage ownership of such person, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. On March 6, 2007 there were 73,575,156 shares of Class B common stock outstanding. Each share of Class B common stock is immediately convertible into one share of Class A common stock. Accordingly, for the purpose of computing the percentage of Class A shares beneficially owned by each person who holds Class B common stock, each share of Class B common stock is deemed to have been converted into a share of Class A common stock, but such shares of Class B common stock are not deemed to have been converted into Class A common stock for the purpose of computing the percentage ownership of any other person.

Holders of Class A common stock are entitled to one vote per share and holders of Class B common stock are entitled to ten votes per share. Holders of common stock vote together as a single class on all matters submitted to a vote of shareholders, except (i) as otherwise required by law; and (ii) in the case of a proposed issuance of additional shares of Class B common stock, which issuance requires the affirmative vote of the holders of the majority of the outstanding shares of Class B common stock voting separately as a class, unless such issuance is approved by at least two-thirds of the members of the Board then in office. For the purpose of computing the percentage of total voting power, each share of Class B common stock is deemed not to have been converted into a share of Class A common stock.

(3)	Includes 12,204 shares of Class B common stock held by Mr. Dull as custodian for his children and as to which Mr. Dull disclaims beneficial ownership. Also includes (i) 828,281 shares of Class A common stock and 61,866 shares of Class B common stock issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days after March 6, 2007; and (ii) 3,561 shares of Class A common stock that will vest and become issuable within 60 days after March 6, 2007 pursuant to restricted stock units held by Mr. Dull.

(4)	Includes (i) 81,799 shares of Class A common stock that are currently exercisable or will become exercisable within 60 days after March 6, 2007; and (ii) 2,093 shares of Class A common stock that will vest and become issuable within 60 days after March 6, 2007 pursuant to restricted stock units held by Mr. Kiddoo.

(5)	Includes (i) 570,780 shares of Class A common stock that are currently exercisable or will become exercisable within 60 days after March 6, 2007; and (ii) 2,968 shares of Class A common stock that will vest and become issuable within 60 days after March 6, 2007 pursuant to restricted stock units held by Mr. Lagatta.

(6)	Includes 750 shares of Class A common stock held by Mr. Manian as custodian for his children. Also includes (i) 250,519 shares of Class A common stock issuable upon exercise of options that are currently exercisable; and (ii) 3,561 shares of Class A common stock that will vest and become issuable within 60 days after March 6, 2007 pursuant to restricted stock units held by Mr. Manian.

(7)	Includes (i) 1,289,215 shares of Class A common stock that are currently exercisable or will become exercisable within 60 days after March 6, 2007; and (ii) 32,812 shares of Class A common stock that will vest and become issuable within 60 days after March 6, 2007 pursuant to restricted stock units held by Mr. McGregor.

(8)	Includes 1,125 shares of Class B common stock held by Mr. Ruehle as custodian for his grandchildren.

(9)	Includes (i) 1,500,473 shares of Class B common stock owned by HS Management, L.P., which is beneficially owned by Dr. Samueli; (ii) 24,339,602 shares of Class B common stock held by HS Portfolio L.P., which is beneficially owned by Dr. Samueli; (iii) 1,762,500 shares of Class B common stock held by HS Portfolio II, L.P., which is beneficially owned by Dr. Samueli; and (iv) 8,293,022 shares of Class B common stock held by H&S Investments I, L.P., which is beneficially owned by Dr. Samueli. Dr. Samueli disclaims beneficial ownership of the shares held by HS Management, L.P. and HS Portfolio L.P., except to the extent of his pecuniary interest therein. Also includes (i) 778,645 shares of Class A common stock issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days after March 6, 2007; (ii) 3,906 shares of Class A common stock that will vest and become issuable within 60 days after March 6, 2007 pursuant to restricted stock units held by Dr. Samueli; and (iii) 9,062 shares of Class A common stock that are directly held by Dr. Samueli. The address for Dr. Samueli is 5300 California Avenue, Irvine California 92617-3038. 4,100,000 of the shares held by H& S Investments I, L.P. and 15,100,000 shares held by HS Portfolio L.P. are currently being used as collateral for certain outstanding loans by those entities.

(10)	Includes (i) 9,000 shares of Class A common stock held by a revocable living trust as to which shares Mr. Farinsky, as co-trustee of such trust, shares voting and dispositive power; (ii) 156,250 shares of Class A common stock issuable upon exercise of options held by such trust that are currently exercisable; and (iii) 1,250 shares of Class A common stock that will vest and become issuable within 60 days after March 6, 2007 pursuant to restricted stock units held by Mr. Farinsky.

(11)	Includes (i) 85,000 shares of Class A common stock issuable upon exercise of options that are currently exercisable; and (ii) 1,250 shares of Class A common stock that will vest and become issuable within 60 days after March 6, 2007 pursuant to restricted stock units held by such director.

(12)	Includes (i) 71,250 shares of Class A common stock issuable upon exercise of options that are currently exercisable; and (ii) 1,250 shares of Class A common stock that will vest and become issuable within 60 days after March 6, 2007 pursuant to restricted stock units held by Mr. Major.

(13)	Includes (i) 10,000 shares of Class A common stock issuable upon exercise of options that are currently exercisable; and (ii) 1,250 shares of Class A common stock that will vest and become issuable within 60 days after March 6, 2007 pursuant to restricted stock units held by Mr. Ross.

(14)	Includes (i) 118,750 shares of Class A common stock issuable upon exercise of options that are currently exercisable; and (ii) 1,250 shares of Class A common stock that will vest and become issuable within 60 days after March 6, 2007 pursuant to restricted stock units held by Mr. Switz.

(15)	Includes (i) 210,106 shares of Class B common stock held by a family trust as to which shares Mr. Wolfen, as co-trustee of such trust, shares voting and dispositive power; and (ii) 30,001 shares of Class B common stock owned by the Lawrence P. Wolfen Testamentary Trust, of which Mr. Wolfen serves as trustee and as to which Mr. Wolfen disclaims beneficial ownership. Also includes (i) 186,250 shares of Class A common stock issuable upon exercise of options that are currently exercisable; and (ii) 1,250 shares of Class A common stock that will vest and become issuable within 60 days after March 6, 2007 pursuant to restricted stock units held by Mr. Wolfen.

(16)	Includes (i) 4,511,739 shares of Class A common stock; and (ii) 61,866 shares of Class B common stock issuable upon exercise of options held by the current directors and executive officers as a group that are currently exercisable or will become exercisable within 60 days after March 6, 2007. Also includes 57,651 shares of Class A common stock that will vest and become issuable within 60 days after March 6, 2007 pursuant to restricted stock units held by held by the current directors and executive officers as a group. Does not include shares of our common stock beneficially owned by Mr. Ruehle.

(17)	The information provided with respect to the holdings of AXA Group is based on its SEC filing on Schedule 13G.

According to a Schedule 13G filed with the SEC on February 13, 2007 by (i) AXA Assurances I.A.R.D. Mutuelle, AXA Assurances Vie Mutuelle, and AXA Courtage Assurance Mutuelle (collectively, the “Mutuelles AXA”), (ii) AXA, and (iii) AXA Financial, Inc. (“AXA Financial”). Mutuelles AXA controls AXA, which is the parent holding company of AXA Financial, which is the parent holding company of AllianceBernstein L.P. (“Alliance”), an investment adviser, and AXA Equitable Life Insurance Company (“Equitable”), an insurance company and an investment adviser includes; 58,439,787 shares held by Alliance on behalf of client discretionary investment advisory accounts, as to which Alliance has sole power to dispose 58,398,412 shares and shared power to dispose 41,375 shares, and sole power to vote 36,198,589 shares and shared power to vote 6,682,459 shares. Also includes: (a) 1,155,340 shares held by Equitable (with sole power to dispose all such shares and sole power to vote 571,068 shares); (b) 31,904 shares held by AXA Rosenberg Investment Management LLC (with sole power to dispose of all such shares and sole power to vote 21,664 shares); and (c) 2,466 shares held by AXA Investment Managers Den Haag (with sole power to dispose of and shared power to vote all 2,466 shares). The addresses are: Mutuelles AXA — 26, rue Drouot, 75009 Paris, France; AXA — 25, avenue Matignon, 75008 Paris, France; and AXA Financial — 1290 Avenue of the Americas, New York, New York 10104.

The Schedule 13G filed by AXA Group contained information as of December 31, 2006 and may not reflect current holdings of our Class A common stock.

(18)	The information provided with respect to the holdings of FMR Corp. is based on its SEC filing on Schedule 13G.

According to a Schedule 13G filed with the Commission on February 14, 2007 by FMR Corp., includes: (A) 44,567,928 shares beneficially owned by Fidelity Management & Research Company, a registered investment adviser and a wholly-owned subsidiary of FMR Corp. (“Fidelity”), as a result of acting as investment adviser to various registered investment companies (the “Funds”), of which Edward C. Johnson 3d, FMR Corp., through its control of Fidelity, and the Funds each has sole power to dispose of the 44,567,928 shares owned by the Funds. Members of the family of Edward C. Johnson 3d, Chairman of FMR Corp., are the predominant owners, directly or through trusts, of Series B shares of common stock of FMR Corp., representing 49% of the voting power of FMR Corp. The Johnson family group and all other Series B shareholders of FMR Corp. have entered into a shareholders’ voting agreement under which all Series B shares will be voted in accordance with the majority vote of Series B shares. Neither FMR Corp. nor Edward C. Johnson 3d, Chairman of FMR Corp., has the sole power to vote or direct the voting of the shares owned directly by the Funds, which power resides with the Funds’ Boards of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the Funds’ Board of Trustees; (B) 1,436 shares beneficially owned by Strategic Advisers, Inc., an investment adviser and a wholly-owned subsidiary of FMR Corp., as a result of its providing investment advisory services to individuals; (C) 218,923 shares beneficially owned by Pyramis Global Advisors, LLC (“PGALLC”), a registered investment adviser and an indirect wholly-owned subsidiary of FMR Corp., as a result of its serving as investment adviser of institutional accounts, non-U.S. mutual funds or registered investment companies owning such shares. Edward C. Johnson 3d and FMR Corp., through its control of PGALLC, each has sole dispositive power over 218,923 shares and sole power to vote or to direct the voting of 218,923 shares owned by the institutional accounts or funds advised by PGALLC; (D) 435,676 shares beneficially owned by Pyramis Global Advisors Trust Company (“PGATC”), a bank and an indirect wholly-owned subsidiary of FMR Corp., as a result of its serving as investment manager of institutional accounts owning such shares. Edward C. Johnson 3d and FMR Corp., through its control of PGATC, each has sole dispositive power over 435,676 shares and sole power to vote or to direct the voting of 435,676 shares owned by the institutional accounts managed by PGATC; and (E) 1,278,936 shares beneficially owned by Fidelity International Limited (“FIL”), a qualified institution, and various foreign-based subsidiaries, as a result of their providing investment advisory and management services to a number of non-U.S. investment companies and certain institutional investors. Partnerships controlled by members of the family of Edward C. Johnson 3d, Chairman of FMR Corp. and FIL, or trusts for their benefit, own shares of FIL voting stock with the right to vote approximately 47% of the total votes of the outstanding FIL voting stock. FMR Corp. and FIL are separate and independent corporate entities with their Boards of Directors general composed of different individuals. FIL has sole dispositive power over 1,278,936 shares, sole power to vote or direct the voting of 1,260,736 shares and no power to vote or direct the voting of 18,200 shares owned by the International Funds. The address for FMR Corp., Fidelity and Strategic Advisers, Inc. is 82 Devonshire Street, Boston, Massachusetts 02109, the address for PGALLC and PGATC is 53 State Street, Boston, Massachusetts 02109, and the address for FIL is Pembroke Hall, 42 Crowlane, Hamilton, Bermuda.

The Schedule 13G filed by FMR Corp. contained information as of December 31, 2006 and may not reflect current holdings of our Class A common stock.

(19)	Includes (i) 35,418,798 shares of Class B common stock held by Dr. Nicholas and Stacey E. Nicholas, as co-beneficiaries of the Nicholas Broadcom Trust, and (ii) 2,070 shares of Class B common stock held by Dr. Nicholas as custodian for his children. The address for the Nicholas Broadcom Trust is 15 Enterprise, Aliso Viejo, California 92656.

(20)	The information provided with respect to the holdings of Sands Capital Management LLC is based on its SEC filing on Schedule 13G.

According to a Schedule 13G filed with the Commission on February 14, 2007 by Sands Capital Management, LLC, an investment adviser (“Sands”), includes 24,689,691 shares beneficially owned by clients of Sands, which clients may include registered investment companies, and/or employee benefit plans, pension funds, endowment funds or other institutional clients, of which Sands has sole dispositive power over 24,569,691 shares and sole power to vote or direct the vote of 15,107,750 shares. The address for Sands is 1100 Wilson Blvd., Suite 3050, Arlington, VA 22209.

The Schedule 13G filed by Sands Capital Management LLC contained information as of December 31, 2006 and may not reflect current holdings of our Class A common stock.

(21)	The information provided with respect to the holdings of Wellington Management Company, LLP is based on its SEC filing on Schedule 13G.

According to a Schedule 13G filed with the Commission on February 14, 2007 by Wellington Management Company, LLP, an investment adviser (“Wellington”), includes 23,600,495 shares beneficially held of record by clients of Wellington, of which Wellington has shared dispositive power over 23,600,495 shares, sole power to vote or direct the vote of none of such shares and shared power to vote or direct the vote of 21,198,595 shares. The address for Wellington is 75 State Street, Boston, MA 02109.

The Schedule 13G filed by Wellington Management Company, LLP contained information as of December 31, 2006 and may not reflect current holdings of our Class A common stock.

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